Execution
Exhibit 10.15

TERM LOAN AGREEMENT
dated as of
September 24, 2020 between
NEUROPACE, INC.
as Borrower,
The SUBSIDIARY GUARANTORS from Time to Time Party Hereto,
The Lenders from time to time party hereto
and
CRG SERVICING LLC,
as Administrative Agent and Collateral Agent
U.S. $60,000,000

i

14.07 Continuing Guarantee	87

14.08 Rights of Contribution	87

14.09 General Limitation on Guarantee Obligations	87
SCHEDULES AND EXHIBITS

Schedule 1	-	Commitments and Warrant Shares
Schedule 7.05(b)	-	Certain Intellectual Property
Schedule 7.05(c)	-	Material Intellectual Property
Schedule 7.12	-	Information Regarding Subsidiaries
Schedule 7.13(a)	-	Existing Indebtedness of Borrower and its Subsidiaries
Schedule 7.13(b)	-	Liens Granted by the Obligors
Schedule 7.14	-	Material Agreements of Obligors
Schedule 7.15	-	Restrictive Agreements
Schedule 7.16	-	Real Property Owned or Leased by Borrower or any Subsidiary
Schedule 7.17	-	Pension Matters
Schedule 9.05	-	Existing Investments
Schedule 9.10	-	Transactions with Affiliates
Schedule 9.14	-	Permitted Sales and Leasebacks

Exhibit A	-	Form of Guarantee Assumption Agreement
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of U.S. Tax Compliance Certificate
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Landlord Consent
Exhibit F	-	Form of Intercreditor Agreement
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This TERM LOAN AGREEMENT is entered into as of September 24, 2020 (this “Agreement”), among NEUROPACE, INC., a Delaware corporation (“Borrower”), the SUBSIDIARY GUARANTORS from time to time party hereto, the Lenders from time to time party hereto and CRG SERVICING LLC, a Delaware limited liability company (“CRG Servicing”), as administrative agent and collateral agent for the Lenders (in such capacities, together with its successors and assigns, the “Administrative Agent”).
WITNESSETH:
Borrower has requested the Lenders to make term loans to Borrower, and the Lenders are prepared to make such term loans on and subject to the terms and conditions hereof;
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
SECTION 1
DEFINITIONS
1.01Certain Defined Terms. As used herein, the following terms have the following respective meanings:
“acceleration” and “Acceleration” have the meanings set forth in Section 11.02.
“Acceleration Premium” has the meaning set forth in Section 11.02(c).
“Accounting Change Notice” has the meaning set forth in Section 1.04(a).
“Act” has the meaning set forth in Section 13.17.
“Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or any division, product or line of business or all or substantially all of the assets, in each case, of any Person, (b) acquires control of securities of a Person representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person that is not managed by a board of directors or other governing body.
“Affected Lender” has the meaning set forth in Section 2.06(a).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” has the meaning set forth in the introduction hereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Obligor, its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to an Obligor, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transaction Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Asset Sale” has the meaning set forth in Section 9.09.
“Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale plus, with respect to any non-cash proceeds of an Asset Sale, the fair market value of such non-cash proceeds as determined by Borrower, acting reasonably, net of (a) any bona fide fees, costs and reasonable out-of-pocket expenses incurred in connection with such Asset Sale, (b) income, franchise, sales and other applicable taxes paid or required to be paid (as reasonably estimated in good faith by Borrower) in connection with such Asset Sale in respect of the taxable year such Asset Sale is consummated, the computation of which shall, in each case take into account the reduction in tax liability resulting from any available operating losses, net operating loss carryovers, tax credits, tax carry forwards or similar tax attributes, or deductions and any tax sharing arrangements, (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Permitted Priority Lien on the asset which is the subject of such Asset Sale and (d) amounts required to be reserved in accordance with GAAP against liabilities associated with assets disposed of in such Asset Sale.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender.
“Back-End Facility Fee” has the meaning set forth in the Fee Letter.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”
“Benefit Plan” means any of: (a) an “employee benefit plan” (as defined in 3(3) of ERISA) that is subject to Title I of ERISA; (b) a “plan” as defined in, and subject to, Section 4975 of the Code; or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA, or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof to the extent duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or if not member-managed, the managers thereof, or any committee of managing members or managers thereof to the extent duly authorized to act on behalf of such Persons, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” has the meaning set forth in the introduction hereto.
“Borrower Facility” means the premises located at 455 N. Bernardo Avenue, Mountain View, CA 94043, which are leased by Borrower pursuant to the Borrower Lease.
“Borrower Landlord” means BP MV Research Park LLC, a Delaware limited liability company, or as its successor in interest under the Borrower Lease, BXP Research Park LLC.

“Borrower Lease” means the Office Lease, dated August 24, 2011, by and between Borrower and Borrower Landlord.
“Borrower Party” has the meaning set forth in Section 13.03(b).
“Borrowing” means a borrowing consisting of Loans made on the same day by the Lenders according to their respective Commitments (including a borrowing of a PIK Loan).
“Borrowing Date” means, with respect to any Borrowing, the date of such Borrowing.
“Borrowing Notice Date” means, (a) in the case of the Borrowing on the Closing Date, a date that is at least one (1) Business Day prior to the Closing Date and, (b) in the case of a subsequent Borrowing (other than with respect to a PIK Loan), a date that is at least twenty (20) Business Days (or such shorter period as shall be acceptable to Administrative Agent) prior to the Borrowing Date of such Borrowing.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (subject to Section 1.03(b)).
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert of capital stock representing more than 50% (or after a Qualified IPO, 25%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Borrower, (b) during any period of twelve (12) consecutive calendar months, the occupation of a majority of the seats (other than vacant seats) on the Board of Borrower by Persons who were neither (i) nominated by the Board of Borrower, nor (ii) appointed by directors so nominated, or (c) the acquisition of direct or indirect Control of Borrower by any Person or group of Persons acting jointly or otherwise in concert; in each case whether as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; provided, however, that, the occurrence of a Qualified IPO shall be deemed not to constitute a Change of Control.
“Claims” means any claims, demands, complaints, grievances, actions, applications, suits, causes of action, orders, charges, indictments, prosecutions, informations (brought by a public prosecutor without grand jury indictment) or other similar processes, assessments or reassessments.
“Closing Date” means September 24, 2020.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Collateral” means any Property in which a Lien is purported to be granted under any of the Security Documents (or all such Property, as the context may require).
“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to Borrower pursuant to Section 2.01 in accordance with the terms and conditions of this Agreement, which commitment is in the principal amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time. The aggregate amount of the Commitments on the Closing Date is $60,000,000.00. For purposes of clarification, the amount of any PIK Loans shall not reduce the amount of the available Commitment.
“Commitment Period” means the period from and including the first date on which all of the conditions precedent set forth in Section 6.01 have been satisfied (or waived by the Lenders) and through and including March 31, 2022.
“Commodity Account” has the meaning set forth in the Security Agreement.
“Compliance Certificate” has the meaning given to such term in Section 8.01(c).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contracts” means contracts, licenses, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied).
“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Foreign Corporation” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“Copyright” is defined in the Security Agreement.
“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 3.02(b).
“Defaulting Lender” means, subject to Section 2.05, any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified Borrower or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Deposit Account” is defined in the Security Agreement.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Stated Maturity Date, (b) requires the payment of any cash dividends at any time prior to the ninety-first (91st) day after the Stated Maturity Date, (c) contains any repurchase obligation which may come into effect prior to the Stated Maturity Date, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a), (b) or (c) above, at any time prior to the ninety-first (91st) day after the Stated Maturity Date; provided, that (x) any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91st) day after the Stated Maturity Date shall not constitute Disqualified Equity Interests to the extent that such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the termination of all Commitments and repayment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made) and (y) if any Equity Interest is issued to any current or former employee, director or consultant or to any plan for the benefit of current or former employees, directors or consultants of Borrower or any of its Subsidiaries or by any such plan to such current or former employees, directors or consultants, such Equity Interest will not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollars” and “$” means lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.
“Eligible Transferee” means and includes a commercial bank, an insurance company, a finance company, a financial institution, any investment fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided, that, at any time that no Event of Default has occurred and is continuing, such Person is approved by Borrower, such approval not to be unreasonably withheld. Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Transferee shall mean any Person or party (and any further assignee of any such Person) and (y) in connection with a Lender’s own financing, borrowing facilities or securitization transactions, the restrictions set forth herein shall not apply and Eligible Transferee shall mean any Person or party providing such financing or formed to undertake such securitization transaction, any affiliate of such Person and any transferee of such Person or party (and any further assignee of any such Person); provided, that, no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until the Majority Lenders shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to the Majority Lenders executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Transferee as the Majority Lenders reasonably shall require.
“Environmental Law” means any federal, state, provincial or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) any exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding any debt securities convertible or exchangeable into such equity or other interests described in this definition unless and until such debt securities have been so converted into equity or other interests described in this definition.
“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that would be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, collectively, any Obligor, Subsidiary thereof, and any Person under common control, or treated as a single employer, with any Obligor or Subsidiary thereof, within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA with respect to a Title IV Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of

Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Obligor or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; or (r) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor, other than those benefits required under the Consolidated Omnibus Budget Reconciliation Act.
“ERISA Funding Rules” means the rules regarding minimum required contributions (including any installment payment thereof) to Title IV Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Event of Default” has the meaning set forth in Section 11.01.
“Exchange Rate” means the rate at which any currency (the “Pre-Exchange Currency”) may be exchanged into another currency (the “Post-Exchange Currency”), as set forth on such date on the relevant Reuters screen at or about 11:00 a.m. (Central time) on such date. In the event that such rate does not appear on the Reuters screen, the “Exchange Rate” with respect to exchanging such Pre-Exchange Currency into such Post-Exchange Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by Borrower and Administrative Agent or, in the absence of such agreement, such Exchange Rate shall instead be determined by Administrative Agent by any reasonable method as they deem applicable to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Subsidiary” means any Subsidiary that is (a) a Controlled Foreign Corporation, (b) a FSHCo or (c) a Subsidiary owned by a Subsidiary described in clause (a), and, in each case, is not itself a Subsidiary Guarantor.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes that are imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 5.03(g)) or (ii) such Lender changes its lending office, except in each case to the extent, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) any withholding Taxes imposed under FATCA, and (d) Taxes attributable to such Recipient’s failure to comply with Section 5.03(e).
“Existing Loan Agreement” means that certain Term Loan Agreement, dated as of November 18, 2014, by and among Borrower, the subsidiary guarantors from time to time party thereto, and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified prior to the Closing Date.
“Expense Cap” has the meaning set forth in the Fee Letter.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, or practices adopted pursuant to any intergovernmental agreement, treaty, or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Fee Letter” means that fee letter agreement dated as of the Closing Date between Borrower and Administrative Agent.
“First-Tier Excluded Subsidiary” means an Excluded Subsidiary that is a direct Subsidiary of an Obligor and is not itself a Subsidiary Guarantor.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means a Subsidiary of Borrower that is not a Domestic Subsidiary.
“FSHCo” means any Subsidiary substantially all the assets of which consist of Equity Interests of (or Equity Interests of and debt obligations owed or treated as owed by) one or more Controlled Foreign Corporations.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.02, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 7.04(a).
“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of the United States.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that, the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or indemnification obligations incurred in the ordinary course of business or in connection with transactions permitted under this Agreement. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.
“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit A by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor” hereunder.
“Guaranteed Obligations” has the meaning set forth in Section 14.01.
“Hazardous Material” means any substance, element, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations of such Person under license or other similar agreements (excluding, for the avoidance of doubt, supply agreements and/or real property leases entered into by such Person with third parties on arms’ length terms in the ordinary course of business) containing a guaranteed minimum payment or purchase by such Person, and (m) all Disqualified Equity Interests of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Party” has the meaning set forth in Section 13.03(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation (other than Warrant Obligations) and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
“Intellectual Property” means all Patents, Trademarks, Copyrights, Technical Information, domain names and URLs, and all other intellectual property or proprietary rights, whether registered or not, domestic and foreign. Intellectual Property shall include all:
(a)applications and registrations relating to such Intellectual Property;
(b)rights and privileges arising under applicable Laws with respect to such Intellectual Property;
(c)rights to sue for past, present and future infringements of such Intellectual Property; and
(d)rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.
“Interest-Only Period” means the period from and including the Closing Date and through and including the twelfth (12th) Payment Date following the first full fiscal quarter to occur after the Closing Date (i.e. September 30, 2023); provided, that, if a Qualified IPO has occurred on or prior to the twelfth (12th) Payment Date following the first full fiscal quarter to occur after the Closing Date (i.e. September 30,

2023), at Borrower’s option (delivered in writing to Administrative Agent on or before such Payment Date), the Interest-Only Period shall continue to, but shall not include, the Maturity Date.
“Interest Period” means, with respect to each Borrowing, (a) initially, the period commencing on and including the Borrowing Date thereof and ending on and excluding the next Payment Date, and, (b) thereafter, each period beginning on and including the last day of the immediately preceding Interest Period and ending on and excluding the next succeeding Payment Date.
“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including article or device), system, manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), system, manufacture or composition of matter.
“Investment” means, for any Person, any direct or indirect acquisition or investment by such Person, whether by means of: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) the entering into of any Hedging Agreement; or (e) an Acquisition.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Borrower or any Subsidiary.
“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.
“Knowledge” means, with respect to any Person, the actual knowledge of any Responsible Officer of such Person and, including, in the case of Borrower or any Subsidiary, so long as he or she is employed by Borrower or any of its Subsidiaries, the actual knowledge of Mike Favet or Rebecca Kuhn.
“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit E, or such other form as is reasonably acceptable to Administrative Agent.
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” means each Person listed as a “Lender” on a signature page hereto, together with its successors, and each permitted assignee of a Lender pursuant to Section 13.05(b).

“Lien” means any mortgage, lien, pledge, charge or other security interest, or any lease, title retention agreement, mortgage, restriction, easement, right-of-way, option or adverse claim (of ownership or possession) or other encumbrance of any kind or character whatsoever or any preferential arrangement that has the practical effect of creating a security interest.
“Liquidity” means the balance of unencumbered (other than by Liens described in Section 9.02(a)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines) of the Obligors, in each case to the extent held in an account over which Administrative Agent, on behalf of the Secured Parties, has a perfected security interest.
“Loan” means (a) each loan advanced by a Lender pursuant to Section 2.01 and (b) each PIK Loan deemed to have been advanced by a Lender pursuant to Section 3.02(d). For purposes of clarification, any calculation of the aggregate outstanding principal amount of Loans on any date of determination shall include both the aggregate principal amount of loans advanced pursuant to Section 2.01 and not yet repaid, and all PIK Loans deemed to have been advanced and not yet repaid, on or prior to such date of determination.
“Loan Documents” means, collectively, this Agreement, the Fee Letter, the Security Documents, each Warrant, the Management Rights Letter, the Perfection Certificate, any subordination agreement or any intercreditor agreement entered into by Administrative Agent (on behalf of the Lenders) with any other creditors of Obligors or any agent acting on behalf of such creditors, and any other present or future document, instrument, agreement or certificate executed by Obligors and delivered to Administrative Agent or any Secured Party in connection with or pursuant to this Agreement or any of the other Loan Documents, all as amended, restated, supplemented or otherwise modified.
“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.
“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate Total Credit Exposure of all Lenders at such time, ignoring, in such calculation, the Commitments of and outstanding Loans owing to any Defaulting Lender.
“Management Rights Letter” means that certain management rights letter dated as of the Closing Date delivered by Borrower in favor of each VCOC Lender.
“Margin Stock” means “margin stock” within the meaning of Regulations U and X.
“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, financial condition, operations, performance or Property of Borrower and its Subsidiaries taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or any Lender under any of the Loan Documents. For the avoidance of doubt, the following events, in and of themselves, shall not constitute a Material Adverse Change or a Material Adverse Effect: (t) a “going concern” or like qualification or “emphasis of matter” paragraph in an auditor’s opinion, (u) a claimed or notice of breach or termination of a Permitted Commercialization Arrangement, (v) negative or equivocal clinical trial results in respect of the Product or any other product, (w) inspection results from any regulatory authority with jurisdiction over the Product, (x) any voluntary or involuntary recall, (y) a non-coverage determination by any third party payor providing reimbursement for procedures involving the Product, and (z) the mere filing of any claim for damages or injunctive relief, whether or not relating to the Intellectual Property of Borrower or any Subsidiary; it being understood, however, that the consequences of any such event might give rise to a Material Adverse Change or a Material Adverse Effect.
“Material Agreements” means (a) the agreements which are listed in Schedule 7.14 (as updated by Borrower from time to time in accordance with Section 7.21 to list all such agreements that meet the description set forth in clauses (b) and (c) of this definition), (b) material inbound and outbound license agreements and (c) all other agreements held by Borrower or any Subsidiary from time to time, the absence or termination of any of which would reasonably be expected to result in a Material Adverse Effect; provided, however, that, “Material Agreements” excludes all: (i) licenses implied by the sale of a product, (ii) paid-up licenses for commonly available software programs under which an Obligor is the licensee and (iii) customer agreements and commercial agreements entered into in the ordinary course of business with hospitals or similar health services providers for the sale of Borrower’s products. “Material Agreement” means any one such agreement.
“Material Indebtedness” means, at any time, any Indebtedness of Borrower or any Subsidiary, the outstanding principal amount of which, individually or in the aggregate, exceeds $500,000 (or the Equivalent Amount in other currencies).
“Material Intellectual Property” means, the Obligor Intellectual Property described in Schedule 7.05(c) and any other Obligor Intellectual Property that is or becomes material to any Obligor’s business or assets.
“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date, and (b) the date on which the Loans are accelerated pursuant to Section 11.02.
“Maximum Rate” has the meaning set forth in Section 13.18.
“Minimum Required Revenue” has the meaning set forth in Section 10.02.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.
“Non-Consenting Lender” has the meaning set forth in Section 2.06(a).
“Non-Disclosure Agreement” has the meaning set forth in Section 13.16.
“Notice of Borrowing” has the meaning set forth in Section 2.02.
“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to Administrative Agent, any Lender, any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.
“Obligor Intellectual Property” means Intellectual Property owned by or licensed to any of the Obligors.
“Obligors” means, collectively, Borrower and the Subsidiary Guarantors and their respective successors and permitted assigns.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.03(g)).
“Participant” has the meaning set forth in Section 13.05(e).
“Participant Register” has the meaning set forth in Section 13.05(f).
“Patents” has the meaning set forth in the Security Agreement.
“Payment Date” means each March 31, June 30, September 30, December 31 and the Maturity Date, commencing on the first such date to occur following the first Borrowing Date; provided, that, if any such date shall occur on a day that is not a Business Day, the applicable Payment Date shall be the next preceding Business Day.
“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means that certain Perfection Certificate, dated as of the Closing Date delivered by the Obligors to Administrative Agent.
“Permitted Acquisition” means any Acquisition by any Obligor; provided, that:
(a)immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(b)all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws and in conformity with all applicable Governmental Approvals;

(c)in the case of the Acquisition of the Equity Interests of any Person, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable Law) acquired or otherwise issued or issuable by such Person, and any Subsidiary of Borrower formed in connection with such Acquisition, shall be owned 100% by an Obligor or any other Subsidiary, and Borrower shall have taken, or caused to be taken, within thirty (30) days (or such longer period to which Administrative Agent may agree) of the date such Person becomes a Subsidiary of Borrower, each of the actions set forth in Section 8.12, if applicable;
(d)Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10.01 and Section 10.02 on a pro forma basis after giving effect to such Acquisition; and
(e)such Person (in the case of an Acquisition of Equity Interests) or assets (in the case of an Acquisition of assets or a division or line of business) shall be engaged or used, as the case may be, in the same or similar business or lines of business, or business ancillary thereto, in which Borrower and/or its Subsidiaries are engaged.
“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than two (2) years from the date of acquisition, (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Dollar-denominated time deposits, insured certificates of deposit, overnight bank deposits or bankers’ acceptances issued or accepted by any commercial bank that is organized under the laws of the United States, any state thereof or the District of Columbia and (d) money market funds publicly traded or regulated by a Governmental Authority at least ninety five percent (95%) of the assets of which are invested in cash equivalents of the type described in clauses (a) through (c) above.
“Permitted Commercialization Arrangement” means such commercialization, research and development, co-marketing and other collaborative arrangements, including joint ventures, in each case where (a) such arrangements provide for licenses to Patents, Trademarks, Copyrights or other Intellectual Property rights and assets of Borrower with Persons with a primary line of business in the development, commercialization or manufacture of medical or pharmaceutical products or devices; provided, that, (i) such licenses must be bona fide arms’-length licenses of the right to use such Intellectual Property that do not have the economic substance of a sale, (ii) the terms of such licenses, on their face, do not provide for a sale or assignment of any Intellectual Property, (iii) Borrower retains legal ownership of such Intellectual Property, and (iv) such licenses do not interfere in any respect with the ordinary conduct of, or materially detract from, the value of the business or assets of Borrower and its Subsidiaries, and (b) all upfront payments, royalties, milestone payments or other proceeds arising from such licensing agreements that are payable to Borrower or any of its Subsidiary Guarantors are paid only to Deposit Accounts that are governed by control agreements in favor of Administrative Agent on behalf of the Secured Parties.
“Permitted Commercialization Arrangement Vehicle” means an entity, which may be a joint venture enterprise, engaged in the business of a Permitted Commercialization Arrangement and in which Borrower or its Subsidiaries have substantial representation in the governing body of such entity.
“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.
“Permitted Liens” means any Liens permitted under Section 9.02.
“Permitted Priority Debt” means Indebtedness of Borrower, in an amount not to exceed at any time the sum of (a) eighty percent (80%) of the face amount at such time of Borrower’s non delinquent accounts receivable and (b) fifty percent (50%) of the fair market value of Borrower’s eligible inventory at the time of any advance; provided, that, (i) such Indebtedness, if secured, is secured solely by (A) accounts, (B) inventory, (C) cash and cash equivalents, (D) deposit and investment accounts, (E) to the extent evidencing, governing, securing or otherwise related to accounts or inventory, general intangibles (excluding Intellectual Property), chattel paper, instruments and documents (excluding investments and documents relating to capital stock of subsidiaries), (F) to the extent not held as the direct proceeds of Collateral in which Administrative Agent has a first priority security interest in a segregated account, cash proceeds of Collateral, and (G) proceeds of insurance policies covering Borrower’s accounts and inventory received with respect to such accounts and inventory; provided, further, that, for purposes of clarification, notwithstanding the foregoing, in no event shall “Permitted Priority Debt” be secured by (i) any right, title or interest of any Obligor in any Intellectual Property, any licenses, or any proceeds of the sale or licensing of any Intellectual Property or licenses, (ii) equipment, (iii) to the extent evidencing, governing, securing or otherwise related to equipment, any general intangibles, chattel paper, instruments or documents, or (iv) proceeds of equipment or proceeds of insurance policies with respect to equipment, and (b) the holders or lenders thereof shall have executed and delivered to Administrative Agent an intercreditor agreement in substantially the form of Exhibit F and with such changes thereto as shall be mutually satisfactory to Administrative Agent and the provider of such Indebtedness.
“Permitted Priority Liens” means (a) Liens permitted under Section 9.02(d), (e), (f), (g), (h), (j) and (n), and (b) Liens permitted under Section 9.02(b) provided, that, such Liens are also of the type described in Section 9.02(d), (e), (f), (g), (h), (j) and (n).
“Permitted Refinancing” means, with respect to any Indebtedness, any extensions, renewals, refinancings and replacements of such Indebtedness; provided, that, such extension, renewal, refinancing or replacement (a) shall not increase the outstanding principal amount of such Indebtedness, (b) contains terms relating to outstanding principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole no less favorable in any material respect to Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing such existing Indebtedness, (c) shall have an applicable interest rate which does not exceed the rate of interest of the Indebtedness being replaced by more than two percent (2.00%) per annum, (d) shall not contain any new requirement to grant any lien or security or to give any guarantee that was not an existing requirement of such Indebtedness and (e) shall not have a maturity date earlier than that of such existing Indebtedness.
“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.
“PIK Loan” has the meaning set forth in Section 3.02(d).
“PIK Period” means the period beginning on the first Borrowing Date through and including the earlier to occur of (a) the twentieth (20th) Payment Date after the first Borrowing Date and (b) the date on which any Default shall have occurred (provided, that, if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default and the twentieth (20th) Payment Date after the first Borrowing Date).
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPP Loan” means that certain unsecured Indebtedness of Borrower under the Small Business Administration’s Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act, in an aggregate principal amount of up to $4,048,890.
“Prepayment Premium” means, if the prepayment occurs:
(a)on or prior to the fifth (5th) Payment Date, the Prepayment Premium shall be an amount equal to twenty percent (20%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;
(b)after the fifth (5th) Payment Date, and on or prior to the ninth (9th) Payment Date, the Prepayment Premium shall be an amount equal to ten percent (10%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; and
(c)after the ninth (9th) Payment Date, the Prepayment Premium shall be an amount equal to zero percent (0.00%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;
provided, that, to determine the aggregate outstanding principal amount of the Loans, and how many Payment Dates have occurred, as of any Redemption Date for purposes of this definition:
(i)if, as of such Redemption Date, Borrower shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the Closing Date; and
(ii)if, as of such Redemption Date, Borrower shall have made more than one Borrowing, then the Prepayment Premium shall equal the sum of multiple Prepayment Premiums calculated with respect to the Loans of each Borrowing, each of which Prepayment Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case of any partial prepayment, the amount of such prepayment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made.
The Prepayment Premium payable upon any prepayment shall be in addition to any payments required pursuant to the Fee Letter.
“Product” means the NeuroPace RNS System, and each of its successors.
“Property” of any Person means any property or assets, or interest therein, of such Person.
“Proportionate Share” means, (a) at any time during the Commitment Period, the percentage obtained by dividing (i) the sum of (A) the unused Commitment of such Lender then in effect plus (B) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the sum of (A) the unused Commitments of all Lenders then in effect plus (B) the aggregate outstanding principal amount of the Loans of all Lenders at such time and (b) at any time thereafter, the percentage obtained by dividing (i) the aggregate outstanding principal amount of the Loans of such Lender at such time by (ii) the aggregate outstanding principal amount of the Loans of all Lenders at such time.

“Publicly Reporting Company” means an issuer generally subject to the public reporting requirements of the Securities and Exchange Act of 1934.
“Qualified IPO” means (a) an underwritten initial public offering of the Equity Interests of Borrower or any direct or indirect parent of Borrower which generates cash proceeds of at least $50,000,000 and results in a listing of such entity’s Equity Interests on a recognized public securities exchange at a post-money valuation of at least $200,000,000 or (b) a Qualified SPAC Transaction.
“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the Code.
“Qualified SPAC Transaction” means an acquisition, merger or other business combination between Borrower or any direct or indirect parent of Borrower, on the one hand, and a special purpose acquisition company on the other, provided, that, (a) the surviving entity shall be Borrower or a direct or indirect parent of Borrower, as applicable, (b) the transaction shall result in a listing of such entity’s Equity Interests on a recognized public securities exchange at a post-money valuation of at least $200,000,000, and (c) Borrower shall have provided at least five (5) Business Days’ (or such shorter time period as Administrative Agent may agree) prior written notice of the transaction to Administrative Agent, and Administrative Agent shall have received copies of the material documents entered into to effect such Qualified SPAC Transaction, together with any documents that Administrative Agent may reasonably request to maintain Administrative Agent’s security interest in the Collateral.
“Real Property Security Documents” means the Landlord Consent and any mortgage or deed of trust or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real Property owned or leased (as tenant) by any Obligor in favor of the Secured Parties.
“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation.
“Redemption Date” means, as the context may require, (a) the Payment Date on which an optional prepayment is made pursuant to Section 3.03(a), (b) the date of an Asset Sale or Change of Control in connection with which a prepayment is required pursuant to Section 3.03(b), (c) the date mandated by a Requirement of Law as described in Section 5.02(b) and (d) in the event that Loans become due and payable prior to the Stated Maturity Date for any reason not related to the foregoing clauses (a) through (c) (other than by reason of the Loans becoming due and payable pursuant to an Acceleration), the date on which a prepayment is due.
“Redemption Price” means an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest and any fees then due and owing pursuant to the Loan Documents (including the Back-End Facility Fee).
“Register” has the meaning set forth in Section 13.05(d).
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.
“Regulatory Approvals” means any registrations, licenses, authorizations, permits or approvals issued by any Governmental Authority and applications or submissions related to any of the foregoing.
“Related Person” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Representative” has the meaning set forth in Section 8.15.
“Requirement of Law” means, as to any Person, any statute, law, treaty, rule or regulation or determination, order, injunction or judgment of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Properties or revenues.
“Responsible Financial Officer” of any Person means each of the president, chief executive officer, and chief financial officer of such Person.
“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, chief development officer and chief technology officer of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of Borrower or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of Borrower or any of its Subsidiaries.
“Restrictive Agreement” has the meaning set forth in Section 7.15.
“Revenue” of a Person means all revenue properly recognized under GAAP, consistently applied, less all rebates, discounts and other price allowances.
“Sanctions” means any international economic sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Jurisdiction or (c) any Person owned or Controlled by any such person or Persons described in clauses (a) and (b).
“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” means the Lenders, Administrative Agent, each other Indemnified Party, each other holder of any Obligation and each co-agent and sub-agent appointed by Administrative Agent from time to time pursuant to Section 12.04.
“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and Administrative Agent, granting a security interest in the Obligors’ personal Property in favor of Administrative Agent, for the benefit of the Secured Parties.
“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, each Real Property Security Document, and each other security document, control agreement or financing statement required or recommended to perfect Liens in favor of the Secured Parties.
“Securities Account” has the meaning set forth in the Security Agreement.
“Short-Form IP Security Agreements” means short-form copyright, patent or trademark (as the case may be) security agreements, entered into by one or more Obligors in favor of Administrative Agent, for the benefit of the Secured Parties, each in form and substance reasonably satisfactory to Administrative Agent (and as amended, modified or replaced from time to time).
“Solvent” means, with respect to any Person at any time, that (a) the present fair saleable value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.
“Stated Maturity Date” means the twentieth (20th) Payment Date following the first full fiscal quarter to occur after the Closing Date (i.e. September 30, 2025).
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.
“Subsidiary Guarantors” means each of the Subsidiaries identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary that becomes, or is required to become, a “Subsidiary Guarantor” after the Closing Date pursuant to Section 8.12(a) or (b).
“Substitute Lender” has the meaning set forth in Section 2.06(a).
“Tax Affiliate” means (a) Borrower and its Subsidiaries, (b) each other Obligor and (c) any Affiliate of an Obligor with which such Obligor files or is eligible to file consolidated, combined or unitary Tax returns.

“Tax Returns” has the meaning set forth in Section 7.08.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Technical Information” means all trade secrets and other proprietary or confidential information, which may include information of a scientific, technical, or business nature in any form or medium, standards and specifications, conceptions, ideas, innovations, discoveries, Inventions, Invention disclosures, all documented research, developmental, demonstration or engineering work, data, plans, specifications, reports, summaries, experimental data, manuals, models, samples, know-how, technical information, systems, methodologies, computer programs or information technology.
“Title IV Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time and the aggregate outstanding principal amount of all Loans of such Lender at such time.
“Trademarks” is defined in the Security Agreement.
“Transactions” means (a) the execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is a party and the Borrowings contemplated hereby, (b) the repayment in full of all existing Indebtedness (other than contingent indemnification obligations for which no claim has been submitted) of Borrower and its Subsidiaries under the Existing Loan Agreement and the termination of all Liens with respect thereto (other than Liens permitted under Sections 9.02(b) and (c)) and all commitments thereunder), in each case, on the Closing Date and (c) the payment of related fees, costs and expenses in connection with the matters described in clauses (a) and (b).
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(e)(ii)(B)(3).
“United States” and “U.S.” mean the United States of America.
“VCOC Lender” means CRG PARTNERS IV L.P., CRG PARTNERS IV – CAYMAN LEVERED L.P., and each other Affiliate of Administrative Agent that is intended to qualify as a “venture capital operating company” for purposes of ERISA and that is or becomes a Lender under this Agreement.
“Warrant” means each warrant, including any amendments, restatements, supplements or other modifications thereto, to purchase Equity Interests of Borrower, issued by Borrower to the Lenders in connection with the Transactions, per the Warrant Shares table on Schedule I.
“Warrant Obligations” means, with respect to any Obligor, all Obligations arising out of, under or in connection with, any Warrant.

“Withdrawal Liability” means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.
“Withholding Agent” means any Obligor and Administrative Agent.
1.02Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. All components of financial calculations made to determine compliance with this Agreement, including Section 10, shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Acquisition, Asset Sale or Involuntary Disposition, in each case, consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower based on assumptions expressed therein and that were reasonable based on the information available to Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.
1.03Interpretation. (a) For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (i) the terms defined in this Agreement include the plural as well as the singular and vice versa; (ii) words importing gender include all genders; (iii) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement; (iv) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision; (v) references to days, months and years refer to calendar days, months and years, respectively; (vi) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”; (vii) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”; (viii) accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property”, which shall be interpreted as broadly as possible, including, in any case, cash, securities, other assets, rights under contractual obligations and permits and any right or interest in any property, except where otherwise noted) and (ix) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time. Unless otherwise expressly provided herein, references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all permitted subsequent amendments, restatements, extensions, supplements and other modifications thereto.
(b)Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) other than with respect to the preparation of financial statements in accordance with GAAP (it being understood that, if requested by Administrative Agent or any Lender, Borrower shall provide to Administrative Agent and the Lenders financial statements and other documents setting forth a reconciliation between the applicable calculations, amounts and definitions set forth herein both with and without giving effect to such change), any change to GAAP occurring after December 31, 2017 as a result of ASU 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) was not required to be so treated under GAAP as in effect on December 31, 2017, (ii) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting

Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any Subsidiary at “fair value,” as defined therein and (iii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(c)Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, the Lenders are not assuming any liability or obligation of any Obligor or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. All such liabilities and obligations shall be retained by and remain obligations and liabilities of the Obligors and/or their Affiliates as the case may be. Without limiting the foregoing, the Lenders are not assuming and shall not be responsible for any liabilities or Claims of Obligors or their Affiliates, whether present or future, absolute or contingent and whether or not relating to the Obligors, the Obligor Intellectual Property, and/or the Material Agreements, and Borrower shall indemnify and save harmless the Lenders from and against all such liabilities, Claims and Liens.
(d)In the event that the Obligors acquire Obligor Intellectual Property during the term of this Agreement, then the provisions of this Agreement shall automatically apply thereto and any such Obligor Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition (except that any representations or warranties of any Obligor shall apply to any such Obligor Intellectual Property only from and after the date, if any, subsequent to such acquisition that such representations and warranties are brought down or made anew as provided herein).
1.04Changes to GAAP. If, after the Closing Date, any change occurs in GAAP or in the application thereof and such change would cause any amount required to be determined for the purposes of the covenants to be maintained or calculated pursuant to Section 8, Section 9 or Section 10 to be materially different than the amount that would be determined prior to such change, then:
(a)Borrower will, and Majority Lenders may elect to, provide a detailed notice of such change (an “Accounting Change Notice”) to Administrative Agent, which, for any such Accounting Change Notice delivered by Borrower, shall be delivered concurrently with the delivery of the next Compliance Certificate;
(b)either Borrower or the Majority Lenders may indicate within ninety (90) days following the date of the Accounting Change Notice that they wish to revise the method of calculating such financial covenants or amend any such amount, in which case the parties will in good faith attempt to agree upon a revised method for calculating the financial covenants;
(c)until Borrower and the Majority Lenders have reached agreement on such revisions, (i) such financial covenants or amounts will be determined without giving effect to such change and (ii) all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP;
(d)if no party elects to revise the method of calculating the financial covenants or amounts, then the financial covenants or amounts will not be revised and will be determined in accordance with GAAP without giving effect to such change; and

(e)any Event of Default arising as a result of such change which is cured by operation of this Section 1.04 shall be deemed to be of no effect ab initio.
1.05Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 2
THE COMMITMENT
2.01Commitments. Each Lender agrees severally, on and subject to the terms and conditions of this Agreement (including Section 6), to make up to two term loans (provided, that, PIK Loans shall be deemed not to constitute “term loans” for purposes of this Section 2.01) to Borrower, in each case on a Business Day during the Commitment Period in Dollars and in an aggregate principal amount for such Lender not to exceed such Lender’s then unfunded Commitment; provided, however, that, no Lender shall be obligated to make a term loan in excess of such Lender’s Proportionate Share of the applicable Borrowing. Amounts of Loans repaid may not be reborrowed.
2.02Borrowing Procedures. Subject to the terms and conditions of this Agreement (including Section 6), each Borrowing (other than a Borrowing of PIK Loans) shall be made on written notice in the form of Exhibit B given by Borrower to Administrative Agent not later than 4:00 p.m. (Central time) on the Borrowing Notice Date (a “Notice of Borrowing”).
2.03Fees. Borrower shall pay to Administrative Agent and/or the Lenders, as applicable, such fees as described in the Fee Letter.
2.04Use of Proceeds. Borrower shall use the proceeds of the Loans for repayment of all outstanding Indebtedness and obligations under the Existing Loan Agreement, general working capital and corporate purposes and to pay fees, costs and expenses incurred in connection with the Transactions; provided, that, the Lenders shall have no responsibility as to the use of any proceeds of Loans.
2.05Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 13.04.
(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Lenders or Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise), shall be applied at such time or times as follows: first, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement; second, if so determined by the Majority Lenders and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made at a time when the conditions set forth in Section 6 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.05(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Defaulting Lender Cure. If Borrower and the Majority Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Proportionate Share, whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.06Substitution of Lenders.
(a)Substitution Right. If any Lender (an “Affected Lender”), (i) becomes a Defaulting Lender or (ii) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Majority Lenders is obtained but that requires the consent of other Lenders (a “Non-Consenting Lender”), then (x) Borrower may elect to pay in full such Affected Lender with respect to all Obligations (other than Warrant Obligations) due to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium due) or (y) either Borrower or Administrative Agent shall identify any willing Lender or Affiliate of any Lender or Eligible Transferee (in each case, a “Substitute Lender”) to substitute for such Affected Lender; provided, that, any substitution of a Non-Consenting Lender shall occur only with the consent of Administrative Agent.
(b)Procedure. To substitute such Affected Lender or pay in full all Obligations (other than Warrant Obligations) owed to such Affected Lender, Borrower shall deliver a notice to such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery by Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations (other than Warrant Obligations) owing to such Affected Lender (which for the avoidance of doubt, shall not include any Prepayment Premium) and (ii) in the case of a substitution, an Assignment and Assumption executed by the Substitute Lender, which shall thereunder, among other things, agree to be bound by the terms of the Loan Documents; provided, however, that, if the Affected Lender does not execute such Assignment and Assumption within ten (10) Business Days of delivery of the notice required hereunder, such Affected Lender shall be deemed to have executed such Assignment and Assumption.

(c)Effectiveness. Upon satisfaction of the conditions set forth in Sections 2.06(a) and (b), Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full of all Obligations owing to an Affected Lender, such Affected Lender’s Commitments shall be terminated and (ii) in the case of any substitution of an Affected Lender, (A) such Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents, except that the Affected Lender shall retain such rights under the Loan Documents that expressly provide that they survive the repayment of the Obligations and the termination of the Commitments, (B) such Affected Lender shall no longer constitute a “Lender” hereunder and such Substitute Lender shall become a “Lender” hereunder and (C) such Affected Lender shall execute and deliver an Assignment and Assumption to evidence such substitution; provided, however, that, the failure of any Affected Lender to execute any such Assignment and Assumption shall not render such sale and purchase (or the corresponding assignment) invalid.
2.07Non-Disturbance Agreements. Lenders agree not to unreasonably withhold consent in entering into a mutually acceptable non-disturbance agreement in connection with any exclusive license of Intellectual Property otherwise permitted under this Agreement for (a) clinical indications for epilepsy outside the United States or (b) clinical indications other than epilepsy.
2.08Termination or Reduction of Commitments.
(a)Voluntary. Borrower may, upon notice to Administrative Agent during the Commitment Period, on any Payment Date, terminate in part or in full the then unfunded Commitments; provided, that, any such notice shall be received by Administrative Agent not later than 4:00 p.m. (Central time) five (5) Business Days prior to the date of termination. Upon any partial termination of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.
(b)Mandatory. The Commitments shall be automatically and permanently reduced (i) on the Closing Date, by the amount of the Borrowing made on such date, and (ii) on the earlier to occur of (A) the Borrowing Date for a Borrowing made in accordance with Section 6.02(b) and (B) March 31, 2022, by $10,000,000.00. Additionally, the Commitments shall be automatically and permanently reduced to zero on the date that the Commitment Period shall end. Upon any reduction of the Commitments, the Commitments of each Lender shall be reduced by such Lender’s Proportionate Share of such reduction amount.
SECTION 3
PAYMENTS OF PRINCIPAL AND INTEREST
3.01Repayment.
(a)Repayment. During the Interest-Only Period, no scheduled payments of principal of the Loans shall be due. Borrower agrees to repay to the Lenders the outstanding principal amount of the Loans, on each Payment Date occurring after the Interest-Only Period, in equal installments. The amounts of such installments shall be calculated by dividing (i) the sum of the aggregate principal amount of the Loans outstanding on the first day following the end of the Interest-Only Period, by (b) the number of Payment Dates remaining prior to (and including) the Maturity Date. To the extent not previously paid, the principal amount of the Loans (including, for the avoidance of doubt, PIK Loans), together with all other outstanding Obligations (other than Warrant Obligations), shall be due and payable on the Maturity Date.
(b)Application. Any optional prepayment of the Loans after the Interest-Only Period shall be applied to the installments thereof under Section 3.01(a) in the order directed by Borrower or, if

Borrower does not provide direction, in direct order of maturity. Any mandatory prepayment of the Loans occurring after the Interest-Only Period shall be applied to the installments thereof under Section 3.01(a) in the inverse order of maturity.
3.02Interest.
(a)Interest Generally. Subject to Section 3.02(d), Borrower agrees to pay to the Lenders interest on the unpaid principal amount of the Loans (including, for the avoidance of doubt, PIK Loans) and the amount of all other outstanding Obligations (other than the Warrant Obligations), in the case of the Loans, for the period from the applicable Borrowing Date, and in the case of any other Obligation (other than Warrant Obligations), from the date such other Obligation (other than Warrant Obligations) is due and payable, in each case, to and including the date such Loan or Obligation is paid in full, at a rate per annum equal to twelve and one half of one percent (12.50%).
(b)Default Interest. Notwithstanding the foregoing, automatically upon the occurrence and during the continuance of any Event of Default under Section 11.01(a), Section 11.01(i), Section 11.01(j), or Section 11.01(k), and after written notice from Administrative Agent upon the occurrence and during the continuance of any other Event of Default, the interest payable pursuant to Section 3.02(a) shall increase by four percent (4.00%) per annum (such aggregate increased rate, the “Default Rate”). Notwithstanding any other provision herein (including Section 3.02(d)), if interest is required to be paid at the Default Rate, it shall be paid entirely in cash.
(c)Interest Payment Dates. Subject to Section 3.02(d), accrued interest on the Loans shall be payable in arrears on each Payment Date with respect to the most recently completed Interest Period in cash, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided, that, interest payable at the Default Rate shall be payable from time to time on demand.
(d)Paid In-Kind Interest. Notwithstanding Section 3.02(a), at any time during the PIK Period, Borrower may elect to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: (i) for the period commencing on the Closing Date and continuing through December 31, 2020, entirely as compounded interest, added to the aggregate principal amount of the Loans (the amount of any such compounded interest being a “PIK Loan”), and (ii) thereafter (A) seven and one half of one percent (7.50%) per annum interest in cash and (B) five percent (5.00%) per annum interest as a PIK Loan. The principal amount of each PIK Loan shall accrue interest in accordance with the provisions of this Agreement applicable to the Loans. For purposes of clarification, Borrower may only elect to pay interest as provided in this Section 3.02(d) for Interest Periods that are entirely within the PIK Period (such that interest for the entirety of any Interest Period in which a Default exists and is continuing must be paid in cash in accordance with Section 3.02(a)).
3.03Prepayments.
(a)Optional Prepayments. Upon prior written notice to Administrative Agent delivered pursuant to Section 4.03, Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans on any Payment Date for the Redemption Price as of such Payment Date. No partial prepayment shall be made under this Section 3.03(a) in connection with any event described in Section 3.03(b).
(b)Mandatory Prepayments.
(i)Asset Sales. In the event of any contemplated Asset Sale or series of Asset Sales (other than any Asset Sale permitted under Section 9.09(a), (d), (f) or (g)) yielding Asset Sale Net Proceeds in excess of $1,000,000 in the aggregate, Borrower shall provide thirty (30) days’ prior written notice of such Asset Sale to Administrative Agent and, if within such notice period Majority Lenders or Administrative Agent advise Borrower in writing that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(i), Borrower shall: (x) if the assets sold represent substantially all of the consolidated assets or Revenues of Borrower and its Subsidiaries, or represent any specific line of business which either on its own or together with other lines of business sold over the term of this Agreement account for Revenue generated by such lines of business exceeding ten percent (10%) of the Revenue of Borrower and its Subsidiaries in the immediately preceding year, prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Asset Sale, and (y) in the case of all other Asset Sales not described in the foregoing clause (x), prepay the Loans in an amount equal to the entire amount of the Asset Sale Net Proceeds of such Asset Sale, plus any accrued but unpaid interest, Prepayment Premium and any fees (including the Back-End Facility Fee) then due and owing, plus any Claims or Losses referred to in Section 13.03 then due and owing, credited in the following order:
(A)first, in reduction of Borrower’s obligation to pay any unpaid interest, Prepayment Premium and any fees then due and owing;
(B)second, in reduction of Borrower’s obligation to pay any Claims or Losses referred to in Section 13.03 then due and owing;
(C)third, in reduction of Borrower’s obligation to pay any amounts due and owing on account of the unpaid principal amount of the Loans;
(D)fourth, in reduction of any other Obligation (other than a Warrant Obligation) then due and owing; and
(E)fifth, to Borrower or such other Persons as may lawfully be entitled to or directed by Borrower to receive the remainder.
(ii)Change of Control. In the event of a Change of Control, Borrower shall immediately provide notice of such Change of Control to Administrative Agent and, if within ten (10) days of receipt of such notice the Majority Lenders or Administrative Agent advise Borrower that the Majority Lenders require a prepayment pursuant to this Section 3.03(b)(ii), Borrower shall prepay the aggregate outstanding principal amount of the Loans in an amount equal to the Redemption Price applicable on the date of such Change of Control and pay any fees payable (including the Back-End Facility Fee).
(c)Prepayment Premiums. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if all or any portion of the Loans are prepaid, or required to be prepaid, pursuant to this Section 3, then, in all cases, Borrower shall pay to the Lenders, for their respective ratable accounts, on the date on which such prepayment is paid or required to be paid, in addition to (but without duplication of) the other Obligations so prepaid or required to be prepaid, the applicable Prepayment Premium.
SECTION 4
PAYMENTS, ETC.
4.01Payments.
(a)Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to an account to be designated by Administrative Agent by notice to Borrower, not later than 4:00 p.m. (Central time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
(b)Application of Payments. To the extent the order of application is not otherwise specified by another provision hereof, each Obligor shall, at the time of making each payment under this Agreement or any other Loan Document, specify to Administrative Agent the amounts payable by such Obligor hereunder to which such payment is to be applied (and in the event that Obligors fail to so specify, or if an Event of Default has occurred and is continuing, the Lenders may apply such payment in the manner they determine to be appropriate).
(c)Non-Business Days. If the due date of any payment under this Agreement (other than of principal of or interest on the Loans) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
4.02Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of 360 days and actual days elapsed during the period for which payable.
4.03Notices. Each notice of optional prepayment shall be effective only if received by Administrative Agent not later than 4:00 p.m. (Central time) on the date five (5) Business Days (or such shorter period as may be agreed to in Administrative Agent’s sole discretion) prior to the date of prepayment. Each notice of optional prepayment shall specify the amount to be prepaid and the date of prepayment and may be conditioned upon the consummation of other transactions.
4.04Set-Off.
(a)Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each of Administrative Agent, each Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent, any Lender or any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations (other than Warrant Obligations), whether or not such Person shall have made any demand and although such obligations may be unmatured. Administrative Agent and each Lender agree promptly to notify Borrower after any such set-off and application; provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, each Lender and each of their Affiliates under this Section 4.04 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.
(b)Exercise of Rights Not Required. Nothing contained herein shall require Administrative Agent, any Lender or any of their respective Affiliates to exercise any such right or shall affect the right of such Person to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.
4.05Pro Rata Treatment.
(a)Unless Administrative Agent shall have been notified in writing by any Lender prior to the proposed date of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to Administrative Agent, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date in accordance with Section 2, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not in fact made available to Administrative Agent by the required time on the applicable Borrowing Date therefor, such Lender and Borrower severally agree to pay to Administrative Agent forthwith, on demand, such corresponding amount with interest thereon, for each day from and including the date on which such amount is made available to Borrower but excluding the date of payment to Administrative Agent, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
(b)Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Obligor.
(c)If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or other obligations hereunder, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Proportionate Share, of such payment on account of the Loans, such Lender shall (i) notify Administrative Agent of the receipt of such payment, and (ii) within five (5) Business Days of such receipt, purchase (for cash at face value) from the other Lenders, as applicable (directly or through Administrative Agent), without recourse, such participations in the Loans made by them or make such other adjustments as shall be equitable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Lenders in accordance with their respective Proportionate Shares, as applicable; provided, however, that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any of its Affiliates (as to which the provisions of this paragraph shall apply). Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.05(c) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. No documentation other than notices and the like referred to in this Section 4.05(c) shall be required to implement the terms of this Section 4.05(c). Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 4.05(c) and shall in each case notify the Lenders following any such purchase. Borrower consents on behalf of itself and each other Obligor to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.
SECTION 5
YIELD PROTECTION, ETC.
5.01Additional Costs.
(a)Change in Requirements of Law Generally. If, on or after the Closing Date, the adoption of any Requirement of Law, or any change in any Requirement of Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or their respective lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority made or issued after the Closing Date, (i) shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the Closing Date, against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office), (ii) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Connection Income Taxes) on its Loans, loan principal, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) shall impose on a Lender (or its lending office) any other condition affecting its Loans or its Commitments, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, by an amount deemed by such Lender to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Borrower shall not be required to compensate any Lender for any increased cost or reduction in payment incurred or arising more than one hundred eighty (180) days prior to the date such Lender notifies Borrower of the change giving rise to such increased cost or payment reduction; provided, that, such Lender has actual knowledge of such change during such one hundred eighty (180) day period.
(b)Change in Capital Requirements. If a Lender shall have determined that, on or after the Closing Date, the adoption of any Requirement of Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the Closing Date, has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.
(c)Notification by Lender. Each Lender (directly or through Administrative Agent) will promptly notify Borrower of any event of which it has knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of the Lender claiming compensation under this Section 5.01, setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on Borrower in the absence of manifest error.

(d)Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Requirements of Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.
5.02Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify Borrower thereof following which (a) the Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain its Loans hereunder and (b) if such Requirement of Law shall so mandate, the Loans of such Lender shall be prepaid by Borrower on or before such date as shall be mandated by such Requirement of Law in an amount equal to the Redemption Price applicable on the date of such prepayment.
5.03Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrower. The Obligors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent and/or each Lender, timely reimburse it for, Other Taxes.
(c)Evidence of Payments. As soon as practicable after any payment of Taxes by any Obligor to a Governmental Authority pursuant to this Section 5.03, such Obligor shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.
(d)Indemnification. The Obligors shall jointly and severally reimburse and indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that the Obligors shall not be required to indemnify a Recipient pursuant to this Section 5.03(d) to the extent that such Recipient fails to notify Borrower of its intent to make a claim for indemnification under this Section 5.03(d) within one hundred eighty (180) days of the later of (i) the date on which the

Indemnified Taxes are due to be paid by Recipient, or (ii) the date on which the relevant Governmental Authority asserts a claim for such Indemnified Taxes against Recipient. A certificate as to the amount of such payment or liability delivered to Borrower by Administrative Agent or any Lender shall be conclusive absent manifest error.
(e)Status of Lenders.
(i)Any Lender that is entitled to an exemption from, or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower (directly or through Administrative Agent), at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender shall deliver (directly or through Administrative Agent) such other documentation prescribed by applicable law as reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(e)(ii)(A), (B) or (D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person:
(A)any Lender that is a U.S. Person shall deliver to Borrower (directly or through Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed originals of IRS Form W-8ECI (or successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section

881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner.
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (directly or through Administrative Agent and in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered becomes obsolete or inaccurate in any respect, or if Borrower notifies such Lender that any form or certification such Lender previously delivered has expired or becomes obsolete in any respect, such Lender shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental

Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 5.03(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Mitigation Obligations. If Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or this Section 5.03, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.
SECTION 6
CONDITIONS PRECEDENT
6.01Conditions to the Closing Date. This Agreement shall not become effective, and the obligation of each Lender to make a Loan as part of the Borrowing on the Closing Date shall not become effective, in each case, until the following conditions precedent shall have been satisfied or waived in writing by the Lenders:
(a)Terms of Material Agreements, Etc. Lenders shall be reasonably satisfied with the terms and conditions of all Material Agreements.
(b)No Law Restraining Transactions. No applicable law or regulation shall restrain, prevent or, in the reasonable judgment of the Lenders, impose materially adverse conditions upon the Transactions.
(c)Payment of Fees. The Lenders shall be satisfied with the arrangements to deduct the fees set forth in the Fee Letter that are payable as of the Closing Date (including without limitation the financing fee required pursuant to the Fee Letter) from the proceeds advanced on the Closing Date.
(d)Lien Searches. The Lenders shall be satisfied with Lien searches regarding Borrower and its Subsidiaries made prior to the Closing Date.
(e)Required Equity Financing. Borrower shall have received cash proceeds from the issuance of its Series B’ Preferred Stock (which shall not, for the avoidance of doubt, be Disqualified Equity Interests) in an aggregate amount of at least $33,000,000 as of the Closing Date with a committed second tranche of at least $27,000,000 available to be drawn thereafter at Borrower’s sole option.
(f)Documentary Deliveries. The Lenders shall have received the following documents, each of which shall be in form and substance satisfactory to the Lenders:
(i)Agreement. This Agreement duly executed and delivered by Borrower and each of the other parties hereto.

(ii)Security Documents.
(A)The Security Agreement, duly executed and delivered by each of the Obligors.
(B)Each of the Short-Form IP Security Agreements, duly executed and delivered by the applicable Obligor.
(C)With respect to all Equity Interests owned by the Obligors required to be pledged under the Loan Documents, (1) to the extent that such Equity Interests are certificated or required to be certificated pursuant to the applicable issuer’s organizational documents, original share certificates or other documents or evidence of title, together with share transfer documents, undated and executed in blank and (2) to the extent that such Equity Interests are uncertificated and permitted to be uncertificated pursuant to the applicable issuer’s organizational documents, an issuer’s acknowledgment in form and substance reasonably satisfactory to Administrative Agent.
(D)UCC-1 financing statements in proper form for filing against each Obligor in its jurisdiction of formation or incorporation, as the case may be.
(E)Without limitation, all other documents and instruments reasonably required to perfect the Liens of Administrative Agent, for the benefit of the Secured Parties, and security interests in, the Collateral required to be delivered on the Closing Date shall have been duly executed and delivered and be in proper form for filing, and shall create in favor of Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on, and security interest in, the Collateral, subject to no Liens other than Permitted Liens.
(iii)Warrants. For the Lenders, pro rata in accordance with their Proportionate Shares, the ten-year Warrants, duly executed by Borrower, for the purchase of Series B’ Preferred Stock of Borrower in an amount equal to 2.00% of the Equity Interests of Borrower on a fully diluted basis (inclusive of the issuance of such Warrants) with an exercise price equal to $2.50515 per share (such number of shares, as indicated on Schedule 1).
(iv)Perfection Certificate. The Perfection Certificate duly executed and delivered by a Responsible Financial Officer of the Obligors.
(v)Approvals. Certified copies of all material licenses, consents, authorizations and approvals of, and notices to and filings and registrations with, any Governmental Authority (including all foreign exchange approvals), and of all third-party consents and approvals, necessary in connection with the execution, delivery and performance by the Obligors of the Loan Documents and the Transactions.
(vi)Corporate Documents. Certified copies of (A) the constitutive documents of each Obligor (if publicly available in such Obligor’s jurisdiction of formation), (B) resolutions of the Board (and/or shareholders, if applicable) of each Obligor authorizing the making and performance by it of the Loan Documents to which it is a party and (C) good standing certificates (or their equivalent) of each Obligor dated as of a recent date.
(vii)Incumbency Certificate. A certificate of each Obligor as to the authority, incumbency and specimen signatures of the Responsible Officers and Responsible Financial Officers who have executed the Loan Documents and any other documents in connection herewith on behalf of the Obligors.

(viii)Officer’s Certificate. A certificate, dated as of the Closing Date and signed by a Responsible Financial Officer of Borrower, confirming compliance with the conditions set forth in Section 6.01(b), Section 6.01(e) and Section 6.03.
(ix)Opinions of Counsel. A favorable opinion, dated as of the Closing Date, of counsel to each Obligor in form acceptable to the Lenders and their counsel.
(x)Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Obligors and their respective Subsidiaries pursuant to Section 8.05 and the designation of Administrative Agent as the lenders’ loss payee or additional named insured, as the case may be, thereunder.
(xi)Management Rights Letter. Borrower shall have executed and delivered to Administrative Agent the Management Rights Letter.
(xii)Payoff Letter. A duly executed and delivered payoff letter with respect to the Existing Loan Agreement, in form and substance reasonably satisfactory to Administrative Agent.
6.02Additional Conditions to Specific Borrowings. The obligation of each Lender to make a Loan (except in the case of a PIK Loan) as part of a Borrowing is subject to the following conditions additional precedent, which shall have been satisfied or waived in writing by the Lenders:
(a)Closing Date Borrowing:
(i)Borrowing Date and Amount. Such Borrowing shall occur on the Closing Date in an amount equal to $50,000,000.00.
(ii)Fees. Administrative Agent shall have received, for the account of each Lender, as applicable, the fees payable pursuant to the Fee Letter.
(b)Additional Tranche. One subsequent Borrowing shall be subject to the following conditions precedent, which shall have been satisfied or waived in writing by the Lenders:
(i)Borrowing Date and Amount. Such Borrowing shall occur on or prior to March 31, 2022 in an amount equal to $10,000,000.00 (or, if requested by Borrower to be less than $10,000,000.00, in an amount equal to $7,500,000.00, $5,000,000.00 or $2,500,000.00).
(ii)Borrowing Milestone. Administrative Agent shall have received evidence in form and substance reasonably satisfactory to Administrative Agent demonstrating that consolidated Revenues for Borrower and its Subsidiaries for any three (3) consecutive month period ending after the Closing Date but on or prior to December 31, 2021 were greater than or equal to $15,000,000.
(iii)Notice of Milestone Achievement and Audit. Borrower shall have delivered to Administrative Agent a notice certifying satisfaction of the condition set forth in Section 6.02(b)(ii) no later than thirty (30) days thereafter, and Administrative Agent shall have been reasonably satisfied with the results of its audit of such Revenues of Borrower and its Subsidiaries by examining Borrower’s books and records.
(iv)Notice of Borrowing. A Notice of Borrowing shall have been received no later than sixty (60) calendar days after satisfaction of the condition set forth in Section 6.02(b)(ii).

(v)Additional Tranche Warrants. For the Lenders, pro rata in accordance with their Proportionate Shares, the ten-year Warrants, duly executed by Borrower, for the purchase of Series B’ Preferred Stock of Borrower in the amount required to cause the Lenders, in the aggregate taken together with the Warrants issued on the Closing Date, to have been issued 2.00% of the Equity Interests of Borrower on a fully diluted basis (inclusive of the issuance of such Warrants) with an exercise price equal to $2.50515 per share.
(vi)Fees. Administrative Agent shall have received, for the account of each Lender, as applicable, the fees payable pursuant to the Fee Letter.
6.03Conditions to Each Borrowing. The obligation of each Lender to make a Loan as part of any Borrowing (including the initial Borrowing made on the Closing Date) is also subject to satisfaction of the following further conditions precedent on the applicable Borrowing Date, which shall have been satisfied or waived in writing by the Lenders:
(a)No Default; Representations and Warranties; No Material Adverse Effect. Both immediately prior to the making of such Loan and after giving effect thereto and to the intended use of the proceeds thereof:
(i)no Default shall have occurred and be continuing or would result from such proposed Loan or the application of proceeds thereof;
(ii)with respect to any Loan (other than any PIK Loan), the representations and warranties in Section 7 and in the other Loan Documents shall be true and correct in all material respects (an in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on and as of the Borrowing Date, and immediately after giving effect to the application of the proceeds of the Borrowing, with the same force and effect as if made on and as of such date (except that the representation regarding representations and warranties that refer to a specific earlier date shall be that they were true and correct in all material respects (and in all respects if such representation or warranty is qualified by materiality or reference to Material Adverse Change or Material Adverse Effect) on such earlier date); and
(iii)no Material Adverse Effect has occurred or is reasonably likely to occur after giving effect to such proposed Borrowing or the application of the proceeds thereof; provided, that, solely for purposes of the Borrowing on the Closing Date, the direct impacts of the COVID-19 pandemic on the business, financial condition, operations, performance or Property of Borrower and its Subsidiaries that were disclosed in writing to Administrative Agent prior to the Closing Date, including, without limitation, in Board materials or presentations delivered to Administrative Agent, shall be disregarded.
(b)Notice of Borrowing. Except in the case of any PIK Loan, the Agent shall have received a Notice of Borrowing as and when required pursuant to Section 2.02.
Each Borrowing shall constitute a certification by Borrower to the effect that the conditions set forth in this Section 6.03 have been fulfilled as of the applicable Borrowing Date.

SECTION 7
REPRESENTATIONS AND WARRANTIES
Each Obligor represents and warrants to Administrative Agent and the Lenders that:
7.01Power and Authority. Each of Borrower and its Subsidiaries (a) is duly organized and validly existing under the laws of its jurisdiction of organization, (b) has all requisite corporate or other equivalent power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted except to the extent that failure to have the same could not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could (either individually or in the aggregate) have a Material Adverse Effect, and (d) has full power, authority and legal right to make and perform each of the Loan Documents to which it is a party and, in the case of Borrower, to borrow the Loans hereunder.
7.02Authorization; Enforceability. The Transactions are within each Obligor’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent action and, if required, by all necessary shareholder action. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered by such Obligor will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
7.03Governmental and Other Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower and its Subsidiaries, (c) will not violate any order of any Governmental Authority in any material respect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (e) will not result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Borrower and its Subsidiaries.
7.04Financial Statements; Material Adverse Change.
(a)Financial Statements. Borrower has heretofore furnished to the Lenders certain financial statements as provided for in Section 8.01. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the previously-delivered statements of the type described in Section 8.01(a). Neither Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.
(b)No Material Adverse Change. Since December 31, 2019, there has been no Material Adverse Change; provided, that, the direct impacts of the COVID-19 pandemic on the business, financial condition, operations, performance or Property of Borrower and its Subsidiaries that were disclosed in writing to Administrative Agent prior to the Closing Date, including, without limitation, in Board materials or presentations delivered to Administrative Agent, shall be disregarded.
7.05Properties.
(a)Property Generally. Each Obligor has good title to, or valid leasehold interests in, all its real and personal Property material to its business, subject only to Permitted Liens and except as would not reasonably be expected to interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Intellectual Property.
(i)Schedule 7.05(b)(i) (as amended from time to time by Borrower in accordance with Section 7.21) contains:
(A)a complete and accurate list of all applied for or registered Patents, owned by any Obligor, including the jurisdiction and patent number;
(B)a complete and accurate list of all applied for or registered Trademarks, owned by any Obligor, including the jurisdiction, trademark application or registration number and the application or registration date;
(C)a complete and accurate list of all applied for or registered Copyrights, owned by any Obligor; and
(D)a complete and accurate list of all material common-law Trademarks used by Borrower or any Subsidiary;
(E)a complete and accurate list of all trade names used by Borrower or any Subsidiary;
(F)a complete and accurate list of all material domain names and URLs owned by Borrower or any Subsidiary; and
(G)a complete and accurate list of each material inbound and outbound license of Borrower or any Subsidiary.
(ii)Each Obligor is the absolute beneficial owner of all right, title and interest in and to (except with respect to any in-licensed Obligor Intellectual Property) and has the right to use its Obligor Intellectual Property with no breaks in chain of title, with good and marketable title, free and clear of any Liens or Claims of any kind whatsoever other than Permitted Liens. Without limiting the foregoing, and except as set forth in Schedule 7.05(b)(ii):
(A)other than with respect to the Material Agreements, or as permitted by Section 9.09, the Obligors have not transferred ownership of Material Intellectual Property, in whole or in part, to any other Person who is not an Obligor;
(B)other than (i) the Material Agreements, (ii) customary restrictions in in-bound licenses of Intellectual Property and non-disclosure agreements, or (iii) as would have been or is permitted by Section 9.09, there are no judgments, covenants not to sue, permits, grants, licenses, Liens (other than Permitted Liens), Claims, or other agreements or arrangements relating to the Material

Intellectual Property, including any development, submission, services, research, license or support agreements, which bind, obligate or otherwise restrict the Obligors;
(C)the use of any of the Obligor Intellectual Property and the conduct of the Obligors’ business, to any Obligor’s Knowledge, does not breach, violate, infringe or interfere with or constitute a misappropriation of any valid rights arising under any Intellectual Property of any other Person;
(D)there are no pending or, to any Obligor’s Knowledge, threatened in writing Claims against the Obligors asserted by any other Person relating to the Obligor Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property; no Obligor has received any written notice from any Person that any Obligor’s business, the use of the Obligor Intellectual Property, or the manufacture, use or sale of any product or the performance of any service by any Obligor infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person;
(E)no Obligor has any Knowledge that the Obligor Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Obligors. Without limiting the foregoing, no Obligor has put any other Person on notice of actual or potential infringement, violation or misappropriation of any of the Obligor Intellectual Property; no Obligor has initiated the enforcement of any Claim with respect to any of the Obligor Intellectual Property;
(F)to the Knowledge of the Obligors, all relevant current and former employees and independent contractors of each Obligor have executed written confidentiality and Intellectual Property assignment Contracts with such Obligor that irrevocably assign to such Obligor or its designee all of their rights to any Intellectual Property relating to any Obligor’s business;
(G)to the Knowledge of the Obligors, the Obligor Intellectual Property is all the Intellectual Property necessary for the operation of Obligors’ business as it is currently conducted or as currently contemplated to be conducted;
(H)each Obligor has taken reasonable precautions to protect the secrecy, confidentiality and value of its Obligor Intellectual Property consisting of trade secrets and confidential information;
(I)each Obligor has delivered to Administrative Agent accurate and complete copies of all Material Agreements relating to the Obligor Intellectual Property; and
(J)there are no pending or, to the Knowledge of any of the Obligors, Claims threatened in writing against the Obligors asserted by any other Person relating to the Material Agreements, including any Claims of breach or default under such Material Agreements.
(K)no Obligor has made any assignment or agreement in conflict in any material respect with, and no license agreement with respect to, any Obligor Intellectual Property conflicts in any material respect with the Lien on and security interest in the Intellectual Property granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms of the Security Documents; and
(L)the consummation of the transactions contemplated hereby and the exercise by Administrative Agent or any Secured Party of any right or protection set forth in the Loan

Documents will not constitute a breach or violation of, or otherwise affect the use or enforceability of, any inbound or outbound licenses associated with any Obligor Intellectual Property in any material respect;
provided, that, the representations in Section 7.05(b)(ii) are made solely as of the Closing Date, each Borrowing Notice Date and each Borrowing Date.
(iii)With respect to the Obligor Intellectual Property, except as set forth in Schedule 7.05(b)(ii), and without limiting the representations and warranties in Section 7.05(b)(ii):
(A)each item of Material Intellectual Property is subsisting and, to Obligors’ Knowledge, is valid and enforceable;
(B)the inventors of each Patent that constitutes Material Intellectual Property claimed in such Patents have executed written Contracts with an Obligor or its predecessor-in-interest that properly and irrevocably assign to an Obligor or predecessor-in-interest all of their rights to any of the Inventions claimed in such Patents to the extent permitted by applicable law;
(C)none of the Material Intellectual Property has been abandoned or dedicated to the public except as a result of intentional, commercially reasonable decisions made by the applicable Obligor;
(D)to any Obligor’s Knowledge, all prior art material to Patents constituting Material Intellectual Property was adequately disclosed to or considered by the respective patent offices during prosecution of such Patents to the extent required by applicable law or regulation;
(E)subsequent to the issuance of the Patents constituting Material Intellectual Property, neither any Obligor nor its predecessors in interest have filed any disclaimer or filed any other voluntary reduction in the scope of the Inventions claimed in such Patents;
(F)no allowable or allowed subject matter of the Patents constituting Material Intellectual Property, to any Obligor’s Knowledge, is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any interference, re-examination, inter partes review, post grant review or opposition proceedings, nor are the Obligors aware of any basis for any such interference, re-examination, inter partes review, post grant review or opposition proceedings;
(G)no Material Intellectual Property has ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of rejections issued by a Governmental Authority in the ordinary course of prosecuting Patent or Trademark applications, and no Obligor has received any notice asserting that any Material Intellectual Property is invalid, unpatentable or unenforceable; if any of Patents constituting Material Intellectual Property are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;
(H)there is no fact or circumstance known to the Obligors that would cause them to reasonably conclude that any of the issued patents constituting Material Intellectual Property is invalid or unenforceable;
(I)no Obligor has any Knowledge that any Obligor or any prior owner of any Patents constituting Material Intellectual Property or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patents; and
(J)all maintenance fees, renewal fees, annuities, and the like due or payable on the Material Intellectual Property have been timely paid, and all other acts required to maintain the same in full force and effect have been performed, except where the failure to so pay (1) was the result of an intentional, commercially reasonable decision by the applicable Obligor or (2) could not reasonably be expected to result in a Material Adverse Change.
(iv)None of the foregoing representations and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective Lender seeking full information as to the Obligor Intellectual Property and the Obligors’ business.
(c)Material Intellectual Property. Schedule 7.05(c) (as amended from time to time by Borrower in accordance with Section 7.21) contains an accurate list of the Obligor Intellectual Property that is material to any Obligor’s business with an indication as to whether the applicable Obligor owns or has an exclusive or non-exclusive license to such Obligor Intellectual Property.
7.06No Actions or Proceedings.
(a)Litigation. There is no litigation, investigation or proceeding pending or, to any Obligor’s Knowledge, threatened in writing with respect to Borrower and its Subsidiaries by or before any Governmental Authority or arbitrator (i) that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (ii) that involves this Agreement or the Transactions.
(b)Environmental Matters. The operations and Property of Borrower and its Subsidiaries comply with all applicable Environmental Laws, except to the extent the failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.
(c)Labor Matters. Borrower and its Subsidiaries have not engaged in unfair labor practices and there are no labor actions or disputes involving the employees of Borrower or its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
7.07Compliance with Laws and Agreements. Each of the Obligors is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
7.08Taxes. All federal income and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true, correct and complete in all material respects, and all material Taxes reflected therein or otherwise due and payable have been timely paid (except to the extent the amount or validity of any such Taxes are contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP). No Tax Return is under audit or examination by any Governmental Authority and no notice of any material audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority that has not been fully resolved or otherwise settled. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable Laws and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
7.09Full Disclosure. Obligors have disclosed to Administrative Agent and the Lenders all Material Agreements to which Borrower or any Subsidiary is subject, and all other matters to any Obligor’s Knowledge, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower or any Subsidiary to Administrative Agent or any Lender in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
7.10Regulation.
(a)Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(b)Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used to buy or carry any Margin Stock in violation of Regulation T, U or X.
(c)OFAC; Sanctions, Etc. Neither Borrower nor any of its Subsidiaries or, to the knowledge of any Obligor, any Related Person (i) is currently the subject of any Sanctions or is a Sanctioned Person, (ii) is located (or has its assets located), organized or residing in any Sanctioned Jurisdiction, (iii) is or has been (within the previous five (5) years) engaged in any impermissible transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Sanctioned Jurisdiction, (iv) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (v) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (vi) has violated any Anti-Money Laundering Laws. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any impermissible activity or business of any Person located, organized or residing in any Sanctioned Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender and its Affiliates) of Sanctions or otherwise in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Each of Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote compliance by Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Related Persons with the Anti-Corruption Laws.
7.11Solvency. Borrower is, and the Obligors on a consolidated basis are, and, immediately after giving effect to each Borrowing and the use of proceeds thereof Borrower will be, and the Obligors on a consolidated basis will be, Solvent.
7.12Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all Subsidiaries as of the Closing Date. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by Borrower of each such Subsidiary is as shown in said Schedule 7.12.

7.13Indebtedness and Liens. Set forth on Part I of Schedule 7.13(a) is a complete and correct list of all Material Indebtedness of each Obligor outstanding as of the Closing Date. Part I of Schedule 7.13(b) is a complete and correct list of all Liens either (a) affirmatively granted by Borrower and other Obligors or (b) of which Borrower or any other Obligor has Knowledge, in each case, with respect to their respective Property and outstanding as of the Closing Date.
7.14Material Agreements. Set forth on Schedule 7.14 (as amended from time to time by Borrower in accordance with Section 7.21) is a complete and correct list of (i) each Material Agreement and (ii) each agreement (other than the Loan Documents) creating or evidencing any Material Indebtedness. Neither Borrower nor any Subsidiary is in default under any such Material Agreement or agreement creating or evidencing any Material Indebtedness. Except as otherwise disclosed on Schedule 7.14, all material vendor purchase agreements and provider contracts of Borrower and its Subsidiaries are in full force and effect without material modification from the form in which the same were disclosed to Administrative Agent and the Lenders.
7.15Restrictive Agreements. Neither Borrower nor any Subsidiary is subject to any indenture, agreement, instrument or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (other than (x) customary provisions in contracts (other than any such contracts relating to Material Intellectual Property) restricting the assignment thereof, (y) restrictions or conditions imposed by any agreement governing secured Permitted Indebtedness permitted under Section 9.01(h), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness or (z) as such may apply to the interest of any Obligor in a Permitted Commercialization Arrangement Vehicle), or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to Guarantee Indebtedness of Borrower or any other Subsidiary (each, a “Restrictive Agreement”), except those listed on Schedule 7.15 or otherwise permitted under Section 9.11; provided, that, none of the following shall constitute Restrictive Agreements: (i) customary restrictions and conditions contained in agreements relating to the sale or other disposition of a Subsidiary or assets pending such sale or other disposition, provided, that, such restrictions and conditions apply only to the Subsidiary or assets that are to be sold or otherwise disposed of and such sale or other disposition is permitted hereunder and (ii) any stockholder agreement, charter, bylaws or other organizational documents of Borrower or any Subsidiary as in effect on the Closing Date, a copy of which has been provided to Administrative Agent.
7.16Real Property.
(a)Generally. Neither Borrower nor any of its Subsidiaries owns or leases (as tenant thereof) any real property, except as described on Schedule 7.16 (as amended from time to time by Borrower in accordance with Section 7.21).
(b)Borrower Lease. Borrower has delivered a true, accurate and complete copy of the Borrower Lease to Administrative Agent.
(ii)The Borrower Lease is in full force and effect and no default has occurred under the Borrower Lease and, to the Knowledge of Borrower, there is no existing condition which, but for the passage of time or the giving of notice, could reasonably be expected to result in a default under the terms of the Borrower Lease.
(c)Borrower is the tenant under the Borrower Lease and has not transferred, sold, assigned, conveyed, disposed of, mortgaged, pledged, hypothecated, or encumbered any of its interest in, the Borrower Lease.

7.17Pension Matters. Schedule 7.17 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that could not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the Knowledge of any Obligor or Subsidiary thereof, threatened in writing) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and neither Borrower nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below 60% as of the most recent valuation date. As of the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. As of the Closing Date, Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.
7.18Collateral; Security Interest. Each Security Document is effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral subject thereto and each such security interest is perfected to the extent required by (and has the priority required by) the applicable Security Document. The Security Documents collectively are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral, which security interests are first-priority (subject only to Permitted Priority Liens).
7.19Regulatory Approvals. Borrower and its Subsidiaries hold, and will continue to hold, either directly or through licensees and agents, all Regulatory Approvals, licenses, permits and similar governmental authorizations of a Governmental Authority necessary or required for Borrower and its Subsidiaries to conduct their operations and business in the manner currently conducted.
7.20Update of Schedules. Each of Schedules 7.05(b)(i), 7.05(c), 7.14 and 7.16 may be updated by Borrower from time to time in order to ensure the continued accuracy of such Schedule as of any upcoming date on which representations and warranties are made incorporating the information contained on such Schedule. Such update may be accomplished by Borrower providing to Administrative Agent, in writing (including by electronic means), a revised version of such Schedule in accordance with the provisions of Section 13.02. Each such updated Schedule shall be effective immediately upon the receipt thereof by Administrative Agent.
SECTION 8
AFFIRMATIVE COVENANTS
Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent indemnification obligations for which no claim has been made) have been paid in full indefeasibly in cash:

8.01Financial Statements and Other Information. Borrower will furnish to Administrative Agent (and, in the case of Sections 8.01(a) through (b), (d), (i) and (k), each VCOC Lender):
(a)(i) so long as Borrower is not a Publicly Reporting Company, as soon as available and in any event within forty five (45) days (or ninety (90) days, in the case of the fourth fiscal quarter) after the end of each fiscal quarter of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Financial Officer of Borrower stating that such financial statements fairly present the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of footnotes; and
(ii)after Borrower becomes a Publicly Reporting Company, as soon as available and in any event within five (5) days following the date Borrower files the Quarterly Report on Form 10-Q with the SEC, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Financial Officer of Borrower stating that such financial statements fairly present the financial condition of Borrower and its Subsidiaries as at such date and the results of operations of Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of footnotes;
(b)(i) so long as Borrower is not a Publicly Reporting Company, as soon as available and in any event within two hundred and seventy (270) days after the end of each fiscal year, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lenders; provided, that any of the “big four” accounting firms shall be reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern’ or like qualification or exception or any qualification or exception as to the scope of such audit except to the extent such “going concern” or like qualification or exception or “emphasis of matter” paragraph relates expressly solely to (x) Borrower’s projected need for additional funding to continue operations, (y) any potential inability to satisfy the financial covenants set forth in Section 10 on a future date or in a future period and/or (z) a current maturity of the Loans;
(ii)after Borrower becomes a Publicly Reporting Company, as soon as available and in any event within five (5) days following the date Borrower files the Annual Report on Form 10-K with the SEC, the consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report containing the opinion of PricewaterhouseCoopers LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Lenders; provided, that any of the “big four” accounting firms shall be reasonably acceptable to the Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern’ or like qualification or exception or any qualification or exception as to the scope of such audit except to the extent such “going concern” or like qualification or exception or “emphasis of matter” paragraph relates expressly solely to (x) Borrower’s projected need for additional funding to continue operations, (y) any potential inability to satisfy the financial covenants set forth in Section 10 on a future date or in a future period and/or (z) a current maturity of the Loans;
(c)together with the financial statements required pursuant to Sections 8.01(a) and (b), a compliance certificate of a Responsible Financial Officer of Borrower as of the end of the applicable accounting period (which delivery may, unless a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) in the form of Exhibit D (a “Compliance Certificate”) including details of any issues that are material that are raised by auditors and including (solely to the extent not previously disclosed on Schedule 7.05(b)(i) or a Compliance Certificate with respect to a prior period): (i) a complete and accurate list of all applied for or registered Patents, owned by any Obligor, including the jurisdiction and patent number, (ii) a complete and accurate list of all applied for or registered Trademarks, owned by any Obligor, including the jurisdiction, trademark application or registration number and the application or registration date, (iii) a complete and accurate list of all applied for or registered Copyrights, owned by any Obligor, (iv) a complete and accurate list of all material common-law Trademarks used by Borrower or any Subsidiary, (v) a complete and accurate list of all trade names used by Borrower or any Subsidiary, (vi) a complete and accurate list of all material domain names and URLs owned by Borrower or any Subsidiary, and (vii) a complete and accurate list of each material inbound and outbound license of Borrower or any Subsidiary;
(d)as soon as available, but in no event later than February 28th of each fiscal year of Borrower, a consolidated financial forecast for Borrower and its Subsidiaries for the following two (2) fiscal years (including, for the avoidance of doubt, the fiscal year in which such forecast is delivered), including forecasted consolidated balance sheets, consolidated statements of income and cash flows of Borrower and its Subsidiaries, it being recognized by the Lenders that such forecasts as they relate to future events are not to be viewed as fact and that factual results during the period or periods covered by such forecasts may differ from such forecasts;
(e)promptly after the same are released, copies of all press releases;
(f)promptly, and in any event within five (5) Business Days after receipt thereof by Borrower or any Subsidiary, copies of each notice or other correspondence received from any securities regulator or exchange to the authority of which Borrower or any Subsidiary may become subject from time to time concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary;
(g)the information regarding insurance maintained by the Obligors and their respective Subsidiaries as required under Section 8.05;
(h)promptly following Administrative Agent’s request at any time, evidence of Borrower’s compliance with Section 10.01;
(i)within five (5) days of delivery, copies of all statements, reports and notices (including board kits) made available to Borrower’s Board, or holders of Borrower’s Equity Interests; provided, that,

any such material may be redacted by Borrower to exclude information relating to the Lenders (including Borrower’s strategy regarding the Loans)
(j)after Borrower becomes a Publicly Reporting Company, within five (5) days of filing, provide access (via posting and/or links on Borrower’s web site) to all reports on Form 10-K and Form 10-Q filed with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange; and within five (5) days of filing, provide notice and access (via posting and/or links on Borrower’s web site) to all reports on Form 8-K filed with the SEC, and copies of (or access to, via posting and/or links on Borrower’s web site) all other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any of the functions of the SEC or with any national securities exchange; and
(k)promptly following Administrative Agent’s request from time to time, such other information respecting the operations, properties, business or condition (financial or otherwise) of the Obligors pursuant to or in response to any environmental, social and governance policies and questionnaires of Administrative Agent or any Lender.
Documents required to be delivered pursuant to Section 8.01(a)(ii), Section 8.01(b)(ii) or Section 8.01(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered to, and received by, Administrative Agent and Lenders on the date (x) on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet, (y) on which such documents are posted on Borrower’s behalf on Intralinks or another relevant website, if any, to which each Lender and Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by Administrative Agent) or (z) on which Borrower has filed such reports with the SEC via the EDGAR filing system; provided, that, at the request of Administrative Agent, Borrower shall provide by electronic mail electronic versions (i.e., soft copies) of such documents.
8.02Notices of Material Events.
(a)Borrower will furnish to Administrative Agent written notice of the following promptly after a Responsible Officer of Borrower or any Subsidiary first learns of the existence of:
(i)the occurrence of any Default;
(ii)notice of the occurrence of any event with respect to an Obligor’s property or assets resulting in a Loss, to the extent not covered by insurance, aggregating $500,000 (or the Equivalent Amount in other currencies) or more;
(iii)(A) any proposed acquisition of stock, assets or property by Borrower or any Subsidiary that would reasonably be expected to result in environmental liability under Environmental Laws, and (B)(1) spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Material required to be reported to any Governmental Authority under applicable Environmental Laws, and (2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to any Obligor’s Knowledge, threatened in writing against or affecting Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties, relating to Environmental Laws or Hazardous Material;
(iv)the assertion in writing of any environmental matter by any Person against, or with respect to the activities of, Borrower or any of its Subsidiaries and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations which could reasonably be expected to involve damages in excess of $500,000 other than any environmental matter or alleged violation that, if adversely determined, could not (either individually or in the aggregate) have a Material Adverse Effect;
(v)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(vi)(A) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (B) promptly, and in any event within ten days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;
(vii)(A) the termination of any Material Agreement (other than upon the expiration thereof in accordance with its terms); (B) the receipt by Borrower or any of its Subsidiaries of a notice under any Material Agreement, the content of which could reasonably be expected to be materially adverse to Lenders or Administrative Agent; (C) the entering into of any new Material Agreement by Borrower or any Subsidiary; or (D) any amendment to a Material Agreement that is materially adverse to Lenders or Administrative Agent; provided, that, the notices required to be delivered pursuant to this clause (vii) may be delivered with Borrower’s immediately subsequent quarterly Compliance Certificate unless any of the foregoing events could reasonably be expected to have a Material Adverse Effect;
(viii)the reports and notices as required by the Security Documents;
(ix)concurrently with the delivery of any financial statements pursuant to Section 8.01, notice of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary;
(x)promptly after the occurrence thereof, notice of any labor controversy resulting in or reasonably expected to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving an Obligor, in each case, which could reasonably be expected to result in a Material Adverse Effect;
(xi)a licensing agreement or arrangement entered into by Borrower or any Subsidiary in connection with any infringement or alleged infringement of the Intellectual Property of another Person; and
(xii)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 8.02(a) shall be accompanied by a statement of a financial officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(b)Borrower will furnish to Administrative Agent written notice of any change to any Obligor’s ownership of Deposit Accounts, Securities Accounts and Commodity Accounts, by delivering to Administrative Agent an updated Schedule 7 to the Security Agreement setting forth a complete and correct list of all such accounts within ten (10) days of such change.

(c)Borrower promptly will furnish to Administrative Agent such other information respecting the operations, properties, business or condition (financial or otherwise) of Borrower and its Subsidiaries (including with respect to the Collateral) as Administrative Agent may from time to time reasonably request in writing.
8.03Existence; Conduct of Business. Such Obligor will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that, the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03.
8.04Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay and discharge its obligations, including (a) all federal income and other material Taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, could reasonably be expected to become a Lien upon any properties or assets of Borrower or any Subsidiary, except to the extent such federal income and other material Taxes, fees, assessments or governmental charges or levies, or such claims are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien; and (c) all Indebtedness other than Permitted Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
8.05Insurance. Such Obligor will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, it being understood and agreed that the insurance held by Borrower on the Closing Date is deemed to fulfill this requirement on the Closing Date. Upon the written request of Administrative Agent or the Majority Lenders, such Obligor shall furnish Administrative Agent from time to time with full information as to the insurance carried by it and its Subsidiaries and, if so requested, copies of all such insurance policies. Such Obligor also shall furnish to Administrative Agent from time to time upon the request of Administrative Agent or the Majority Lenders a certificate from such Obligor’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. Such Obligor shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled without at least thirty (30) days’ (or ten (10) days’ in the case of nonpayment of premium) prior written notice to such Obligor and Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, in each case at the expense of such Obligor (payable on demand). The amount of any such expenses shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations.”
8.06Books and Records; Inspection Rights.
(a)Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made sufficient for the preparation of financial statements in accordance with GAAP.

(b)Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by Administrative Agent and each VCOC Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, to inspect its facilities and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and intervals (but not more often than once per quarter unless an Event of Default has occurred and is continuing) as Administrative Agent or a VCOC Lender, as applicable, may request; provided, that, Administrative Agent and each VCOC Lender shall use their commercially reasonable efforts to exercise their rights under this Section 8.06(b), together with any other rights under Section 8.06 and Section 8.15, in conjunction with Administrative Agent and each other Lender or VCOC Lender, as applicable.
(c)Administrative Agent and each VCOC Lender, and any representatives designated by Administrative Agent and each VCOC Lender (as applicable), shall be entitled to consult with and advise management of the Obligors on matters relating to the operation and business of such Obligors, including management’s proposed annual operating plans and budgets, and management will use commercially reasonable efforts to make itself available to meet with Administrative Agent or such VCOC Lender, or any representatives designated by Administrative Agent or such VCOC Lender, regularly during each year at the Obligors’ facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans; provided, that, such meetings do not cause any material disruption of the business; provided, further, that, Administrative Agent and each VCOC Lender shall use their commercially reasonable efforts to exercise their rights under this Section 8.06(c), together with any other rights under Section 8.06 and Section 8.15, in conjunction with Administrative Agent and each other Lender or VCOC Lender, as applicable.
(d)Upon prior written request, such Obligor shall permit each VCOC Lender or any representative designated by each VCOC Lender to attend all meetings of its Board as a non-voting observer, except that such representative may be excluded from access to such meeting (or portion thereof) or any material during any such meeting if its Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege or to protect highly confidential proprietary information of such Obligor. Upon reasonable notice and at a scheduled meeting of its Board or such other time, if any, as such Board may determine in its sole discretion (but no more than one (1) time per year, unless an Event of Default has occurred and is continuing), such VCOC Lender or such representative may address its Board with respect to the applicable VCOC Lender’s concerns regarding significant business issues facing such Obligor; provided, that, each VCOC Lender shall use their commercially reasonable efforts to exercise their rights under this Section 8.06(d), together with any other rights under Section 8.06 and Section 8.15, in conjunction with Administrative Agent and each other Lender or VCOC Lender, as applicable.
(e)The Obligors shall pay all documented out-of-pocket costs of all such inspections and meetings; provided, that, so long as no Event of Default has occurred and is continuing, (i) in the case of inspections, the Obligors shall not be required to pay such expenses for more than one (1) inspection for each fiscal year and (ii) in the case of meetings, the Obligors shall not be obligated to pay such expenses for more than one (1) meeting per fiscal year.
(f)If Administrative Agent’s or any VCOC Lender’s outside counsel determines in writing that other rights of consultation are necessary under applicable legal authorities promulgated after the Closing Date to preserve the qualification of Administrative Agent’s, such VCOC Lender’s or any Lender’s investment as a “venture capital investment” for purposes of ERISA, the Obligors will work in good faith to agree to an amendment to this Section 8.06 to reflect such other rights at such VCOC Lender’s sole expense.

8.07Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and (b) comply in all material respects with all terms of Indebtedness and all other Material Agreements, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
8.08Maintenance of Properties, Etc.
(a)Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.
(b)Without limiting the generality of Section 8.08(a), each Obligor shall comply with each of the following covenants with respect to the Borrower Lease:
(i)Borrower shall diligently perform and timely observe, in all material respects, all of the terms, covenants and conditions of the Borrower Lease on the part of Borrower to be performed and observed prior to the expiration of any applicable grace period therein provided and do everything necessary to preserve and to keep unimpaired and in full force and effect the Borrower Lease.
(ii)Borrower shall promptly notify Administrative Agent of the giving of any written notice by Borrower Landlord to Borrower of any default by Borrower thereunder, and promptly deliver to Administrative Agent a true copy of each such notice.
(iii)Subject to the terms and requirements of the Borrower Lease, within ten (10) days after receipt of written request by Administrative Agent or the Lenders, Borrower shall use reasonable efforts to obtain from Borrower Landlord under the Borrower Lease and furnish to Administrative Agent an estoppel certificate from Borrower Landlord stating the date through which rent has been paid and whether or not, to Borrower Landlord’s knowledge, there are any defaults thereunder and specifying the nature of such claimed defaults, if any, and such other matters as Administrative Agent or the Lenders may reasonably request or in the form required pursuant to the terms of the Borrower Lease. Borrower shall furnish to Administrative Agent all information that Administrative Agent or the Lenders may reasonably request from time to time, but in no event more than once per fiscal quarter unless an Event of Default has occurred and is continuing, in the possession of Borrower (or reasonably available to Borrower) concerning the Borrower Lease and Borrower’s compliance with the Borrower Lease.
(iv)Borrower, promptly upon learning that Borrower Landlord has failed to perform the material terms and provisions under the Borrower Lease and immediately upon learning of a rejection or disaffirmance or purported rejection or disaffirmance of the Borrower Lease pursuant to any state or federal bankruptcy law, shall notify Administrative Agent thereof. Borrower shall promptly notify Administrative Agent of (A) any request that any party to the Borrower Lease makes for arbitration or other dispute resolution procedure pursuant to the Borrower Lease, (B) the commencement of any such arbitration or other dispute resolution procedure, and (C) material developments in such arbitration or other dispute resolution procedure. Borrower hereby authorizes Administrative Agent and the Lenders to attend any such arbitration or dispute resolution, and upon the occurrence and during the continuance of an Event of Default participate in any such arbitration or dispute resolution but such participation shall not be to the exclusion of Borrower; provided, however, that, in any case, Borrower shall consult with Administrative Agent with respect to the matters related thereto. Borrower shall deliver to Administrative Agent a copy of the determination of each such arbitration or dispute resolution mechanism promptly upon receipt thereof.

(v)Promptly upon obtaining knowledge of any filing by or against Borrower Landlord of a petition under the Bankruptcy Code, Borrower shall notify Administrative Agent in writing, setting forth the court in which such petition was filed and the relief sought in such filing, in each case to the extent such information is available to Borrower. Borrower shall promptly deliver to Administrative Agent any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.
If Borrower shall be in default under the Borrower Lease, Administrative Agent and the Lenders shall have the right (but not the obligation) to cause the default or defaults under the Borrower Lease to be remedied and otherwise exercise any and all rights of Borrower under the Borrower Lease, as may be necessary to prevent or cure any default. Administrative Agent and the Lenders shall have the right to enter all or any portion of the Property, at such times and in such manner as Administrative Agent or the Majority Lenders reasonably deem necessary, to prevent or to cure any such default. Without limiting the foregoing, upon any such default, Borrower shall promptly execute, acknowledge and deliver to Administrative Agent such instruments as may reasonably be required of Borrower to permit Administrative Agent and the Lenders to cure any default under the Borrower Lease or permit Administrative Agent and the Lenders to take such other action required to enable Administrative Agent and the Lenders to cure or remedy the matter in default and preserve the security interest of the Administrative Agent, on behalf of the Secured Parties, under the Loan Documents with respect to the Borrower Facility. Any amounts paid by Administrative Agent or any Lender pursuant to this Section 8.08(b) shall be payable on demand by Obligors, shall accrue interest at the Default Rate if not paid on demand, and shall constitute “Obligations” but shall not, for the avoidance of doubt, constitute “Loans” or be deemed to reduce the Commitments.
If Administrative Agent, any Lender or any of their respective designees shall acquire or obtain a new Borrower Lease following a termination of the Borrower Lease, then Borrower shall have no right, title or interest whatsoever in or to such new Borrower Lease, or any proceeds or income arising from the estate arising under any such new Borrower Lease, including from any sale or other disposition thereof. Administrative Agent, such Lender or such designee shall hold such new Borrower Lease free and clear of any right or claim of Borrower.
8.09Licenses. (a) Such Obligor shall, and shall cause each of its Subsidiaries to, obtain, maintain and comply with all material licenses, authorizations, consents, filings, exemptions, registrations and other Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Promptly after entering into or becoming bound by any inbound license or other similar agreement (other than over-the-counter software that is commercially available to the public), the failure, breach or termination of which could reasonably be expected to cause a Material Adverse Effect or a material adverse effect on the commercialization of any material product of, or performance of any material service by, such Obligor or any of its Subsidiaries, such Obligor shall: (i) provide written notice to Administrative Agent of the material terms of such license or agreement with a description of its likely impact on such Obligor’s or Subsidiary’s business or financial condition and (ii) if the party to such license or agreement is an Obligor, in good faith take such actions as Administrative Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (A) such Obligor’s interest in such licenses or contract rights to be deemed Collateral and for Administrative Agent to have a security interest therein that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Administrative Agent’s exercise of its rights and remedies under this Agreement and the other Loan

Documents; provided, however, that, the failure to obtain any such consent or waiver shall not in and of itself constitute a Default under this Agreement.
8.10Action under Environmental Laws. Such Obligor shall, and shall cause each of its Subsidiaries to, upon becoming aware of the presence of any Hazardous Materials or the existence of any environmental liability under applicable Environmental Laws with respect to their respective businesses, operations or properties, take all actions, at their cost and expense, as shall be necessary or advisable to investigate and clean up the condition of their respective businesses, operations or properties, including all required removal, containment and remedial actions, and restore their respective businesses, operations or properties to a condition in compliance with applicable Environmental Laws.
8.11Use of Proceeds. Such Obligor will, and will cause each of its Subsidiaries to, use the proceeds of the Loans only as provided in Section 2.04. Such Obligor will, and will cause each of its Subsidiaries to, ensure that no part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.
8.12Certain Obligations Respecting Subsidiaries; Further Assurances.
(a)Subsidiary Guarantors. Such Obligor will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries (other than any Excluded Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)(i)), are “Subsidiary Guarantors” hereunder. Without limiting the generality of the foregoing, in the event that Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than any new Excluded Subsidiary not required to be a Subsidiary Guarantor under Section 8.12(b)(i)), such Obligor and its Subsidiaries will promptly and in any event within thirty (30) days (or such longer time as consented to by the Majority Lenders in writing) of the formation or acquisition of such Subsidiary (it being understood that any Subsidiary ceasing to be an Excluded Subsidiary but remaining a Subsidiary shall be deemed to be the acquisition of a Subsidiary for purposes hereof):
(i)cause such new Subsidiary to become a “Subsidiary Guarantor” hereunder, and a “Grantor” under the Security Agreement, pursuant to a Guarantee Assumption Agreement;
(ii)take such action or cause such Subsidiary to take such action (including delivering such shares of stock together with undated transfer powers executed in blank) as shall be necessary to create and perfect valid and enforceable first priority (subject to Permitted Priority Liens) Liens on substantially all of the property of such new Subsidiary as collateral security for the obligations of such new Subsidiary hereunder;
(iii)to the extent that the parent of such Subsidiary is not a party to the Security Agreement or has not otherwise pledged Equity Interests in its Subsidiaries in accordance with the terms of the Security Agreement and this Agreement, cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Secured Parties in respect of all outstanding issued shares of such Subsidiary; and
(iv)deliver such evidence of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as Administrative Agent or the Majority Lenders shall have requested.

(b)Excluded Subsidiaries.
(i)In the event that, at any time, Excluded Subsidiaries that are not Obligors have, in the aggregate, (A) total Revenues constituting five percent (5.00%) or more of the total Revenues of Borrower and its Subsidiaries on a consolidated basis, or (B) total assets constituting five percent (5.00%) or more of the total assets of Borrower and its Subsidiaries on a consolidated basis, promptly (and, in any event, within thirty (30) days after such time (or such longer time as consented to in writing by Administrative Agent)) Obligors shall cause one or more of such Excluded Subsidiaries to become Subsidiary Guarantors in the manner set forth in Section 8.12(a), such that, after such Subsidiaries become Subsidiary Guarantors, the non-guarantor Excluded Subsidiaries in the aggregate shall cease to have Revenues or assets, as applicable, that meet the thresholds set forth in clauses (A) and (B) above; provided, that, no Excluded Subsidiary shall be required to become a Subsidiary Guarantor if doing so would result in material adverse tax consequences for Borrower and its Subsidiaries, taken as a whole.
(ii)With respect to each First-Tier Excluded Subsidiary, such Obligor shall grant a security interest and Lien in sixty five percent (65.00%) of each class of voting Equity Interests and 100% of all other Equity Interests in such First-Tier Excluded Subsidiary in favor of the Secured Parties as Collateral for the Obligations, in each case including entering into any necessary local law security documents and delivery of certificated securities issued by such First-Tier Excluded Subsidiary as required by this Agreement or the Security Agreement. Without limiting the generality of the foregoing, in the event that any Obligor shall form or acquire any new Subsidiary that is a First-Tier Excluded Subsidiary, such Obligor will promptly and in any event within thirty (30) days of the formation or acquisition of such Subsidiary (or such longer time as consented to by Administrative Agent in writing) grant a security interest and Lien in sixty five percent (65.00%) of each class of voting Equity Interests and one hundred percent (100.00%) of all other Equity Interests in such First-Tier Excluded Subsidiary in favor of the Secured Parties as Collateral for the Obligations, in each case including entering into any necessary local law security documents and delivery of certificated securities issued by such First-Tier Excluded Subsidiary as required by this Agreement or the Security Agreement.
(iii)For the purposes of this Section 8.12(b), the determination of whether a “material adverse tax consequence” shall be deemed to result from any Foreign Subsidiary becoming a Subsidiary Guarantor shall be made by Administrative Agent in its reasonable discretion, following consultation with Borrower, taking into consideration and weighing, among others, the following relevant factors: (1) the magnitude of an increase in Borrower’s tax liability or a reduction in Borrower’s net operating loss carryforward, taken as a whole; (2) the amount of revenues generated by or assets accumulated at such Foreign Subsidiary compared with those generated by or accumulated at the Obligors; (3) whether the Loans are over- or under-collateralized; (4) the financial performance of Borrower and its Subsidiaries, taken as a whole, and the Obligors’ ability to perform the Obligations (other than Warrant Obligations) at such time; and (5) the cost to Borrower and its Subsidiaries balanced against the practical benefit to the Lenders (it being understood that the Administrative Agent shall give heavier weight to the factors set forth in clauses (2) and (3)).
(c)Further Assurances. Such Obligor will, and will cause each of its Subsidiaries to, take such action from time to time as shall reasonably be requested by Administrative Agent or the Majority Lenders to effectuate the purposes and objectives of this Agreement.
Without limiting the generality of the foregoing, each Obligor will, and will cause each Person that is required to be a Subsidiary Guarantor or whose voting Equity Interests are required to be pledged to, take such action from time to time (including executing and delivering such assignments, security agreements, control agreements and other instruments) as shall be reasonably requested by Administrative Agent or the Majority Lenders in writing to create, in favor of the Secured Parties, perfected security interests and Liens in substantially all of the property of such Obligor as collateral security for the Obligations (other than Warrant Obligations); provided, that, (x) any such security interest or Lien shall be subject to the relevant requirements of the Security Documents; and (y) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in immaterial assets, including immaterial Intellectual Property; provided, further, that, notwithstanding any provision under this Agreement or the other Loan Documents to the contrary, Borrower and its Subsidiaries shall not be responsible for legal and filing costs, fees, expenses and other amounts in excess of $50,000 in respect of actions required under this Section 8.12 for each foreign jurisdiction, or $100,000 in the aggregate for all foreign jurisdictions.
(d)The Obligors shall execute and deliver to Administrative Agent Short-Form IP Security Agreements regarding all incremental applied-for or registered Intellectual Property within thirty (30) days of Administrative Agent’s reasonable request.
8.13Termination of Non-Permitted Liens. In the event that Borrower or any of its Subsidiaries shall become aware or be notified by Administrative Agent or any Lender of the existence of any outstanding Lien against any Property of Borrower or any of its Subsidiaries, which Lien is not a Permitted Lien, the applicable Obligor shall, and shall cause its Subsidiaries to, use its best efforts to promptly terminate or cause the termination of such Lien.
8.14Intellectual Property. Such Obligor shall use commercially reasonable efforts to renew, prosecute, enforce and maintain its Obligor Intellectual Property, excluding (i) the renewal, prosecution and maintenance of its Obligor Intellectual Property that in the commercially reasonable business judgment of such Obligor is not (A) necessary or material for the conduct of the businesses of the Obligors or (B) material to the assets or value of such Obligor and (ii) the prosecution of its Obligor Intellectual Property for which such Obligor has a reasonable, good faith business purposes for not prosecuting.
8.15Board Observation Rights. Borrower shall, concurrently with delivery thereof to Borrower’s Board, give a designated representative of the Lenders (who may change from time to time at the sole discretion of Administrative Agent) (the “Representative”) copies of all notices, minutes, consents and other material that Borrower provides to its directors, and shall permit the Representative to attend all meetings of the Board as a non-voting observer, except that the Representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve attorney-client privilege, to protect highly confidential proprietary information or to exclude information pertaining to Borrower’s strategy regarding the Loans. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, the Borrower will allow the Representative to address the Borrower’s Board with respect to a Lender’s concerns regarding significant business issues facing Borrower.
8.16Post-Closing Items.
(a)Within five (5) Business Days of the Closing Date (or such longer period as Administrative Agent may agree), Borrower shall deliver duly executed control agreements in favor of Administrative Agent, for the benefit of the Secured Parties, for all Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts (as defined in the Security Agreement)) owned by the Obligors.
(b)Borrower shall use commercially reasonable efforts to cause the Borrower Landlord to execute and deliver to Administrative Agent, for the benefit of the Secured Parties, a Landlord Consent with respect to the Borrower Facility within thirty (30) days of the Closing Date (or such longer period as Administrative Agent may agree).

SECTION 9
NEGATIVE COVENANTS
Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent indemnification obligations for which no claim has been made) have been paid in full indefeasibly in cash:
9.01Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:
(a)the Obligations;
(b)Indebtedness existing on the Closing Date and set forth on Part II of Schedule 7.13(a) and Permitted Refinancings thereof;
(c)Permitted Priority Debt;
(d)accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of Borrower’s or such Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;
(e)Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any of its Subsidiaries in the ordinary course of business;
(f)Indebtedness of any Obligor to the extent the same is permitted as an Investment pursuant to Section 9.05(e) and (f);
(g)Guarantees by (i) any Obligor of Indebtedness of any other Obligor and (ii) any Subsidiary not a Subsidiary Guarantor of Indebtedness of any other Subsidiary not a Subsidiary Guarantor;
(h)normal course of business equipment financings (including Capital Lease Obligations); provided, that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of (A) $1,000,000 and (B) an amount equal to five percent (5.00%) of consolidated Revenues of Borrower and its Subsidiaries in the immediately preceding fiscal year, (or the Equivalent Amount in other currencies) at any time;
(i)unsecured Indebtedness incurred in connection with corporate credit cards, purchasing cards or bank card products in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $500,000 and (ii) an amount equal to one percent (1.00%) of Borrower’s operating expenses in the immediately preceding fiscal year;
(j)Indebtedness in respect of any agreement providing for treasury, depositary, or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions, securities settlements, foreign exchange contracts, assumed settlement, netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements, in each case in the ordinary course of business;

(k)Indebtedness with respect to letters of credit outstanding; provided, that, the aggregate outstanding principal amount of such Indebtedness shall not exceed $500,000 at any time;
(l)(i) Indebtedness in an aggregate outstanding principal amount not to exceed $1,500,000 incurred, assumed or otherwise acquired in connection with a Permitted Acquisition (which may be Indebtedness existing prior to the Permitted Acquisition secured by the assets acquired as described in Section 9.02(j)(ii)), and (ii) and Permitted Refinancings thereof;
(m)obligations under bona fide time-based licenses of Borrower or any Subsidiary in the ordinary course of business;
(n)advance or deposits from customers or vendors received in the ordinary course of business and held with a deposit bank insured by the Federal Deposit Insurance Corporation;
(o)Indebtedness (other than for borrowed money) that may be deemed to exist pursuant to any bona fide guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;
(p)Indebtedness consisting of (i) the bona fide financing of insurance premiums or self-insurance obligations (which must be commercially reasonable and consistent with insurance practices generally) or (ii) take-or-pay obligations contained in supply or similar agreements, in each case, in the ordinary course of business;
(q)any indemnification, purchase price adjustment, earn-out or similar obligations incurred in connection with Investments permitted by Section 9.03(e) (but subject to the same monetary limits as described in Section 9.03(e));
(r)workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case incurred in the ordinary course of Borrower’s or its Subsidiary’s business; and
(s)other Indebtedness in an aggregate outstanding principal amount not to exceed $300,000 at any time;
9.02Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)Liens securing the Obligations;
(b)any Lien on any property or asset of Borrower or any of its Subsidiaries existing on the Closing Date and set forth in Part II of Schedule 7.13(b); provided, that, (i) no such Lien shall extend to any other property or asset of Borrower or any of its Subsidiaries and (ii) any such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)Liens described in the definition of “Permitted Priority Debt”;

(d)Liens securing Indebtedness permitted under Section 9.01(h); provided, that, such Liens are restricted solely to the collateral described in Section 9.01(h);
(e)Liens imposed by law which were incurred in the ordinary course of business, including (but not limited to) carriers’, warehousemen’s and mechanics’ liens, liens relating to leasehold improvements and other similar liens arising in the ordinary course of business and which (x) do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made if required in accordance with GAAP;
(f)Liens, pledges or deposits made in the ordinary course of business in connection with and to secure payment of workers’ compensation, unemployment insurance or other similar social security legislation;
(g)Liens securing taxes, assessments and other governmental charges, the payment of which is not yet due or is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made;
(h)servitudes, easements, rights of way, restrictions and other similar encumbrances on real Property imposed by applicable Laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;
(i)with respect to any real Property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real Property; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real Property pursuant to applicable Laws; (iii) rights of expropriation, access or user or any similar right conferred or reserved by or in applicable Laws, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries; and (iv) leases or subleases granted in the ordinary course of business;
(j)bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;
(k)(i) Liens securing Indebtedness permitted in reliance on Section 9.01(l); provided, that, such Liens extend solely to the assets acquired in such Permitted Acquisition; and (ii) Liens on property acquired in and existing at the time of a Permitted Acquisition; provided, that, such Liens do not attach to any other property of any other Obligor or Subsidiary; and provided, that, such Liens are of the type otherwise permitted under this Section 9.02;
(l)non-exclusive licenses or sublicenses, leases or subleases of property (other than real Property or Intellectual Property) granted in the ordinary course of business of Borrower and its Subsidiaries, if the leases, subleases, licenses and sublicenses do not prohibit an Obligor from granting Administrative Agent or any Lender a security interest in such property;

(m)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 11.01(l);
(n)cash collateral arrangements made with respect to letters of credit permitted by Section 9.01(k) but not exceeding the amount of the Indebtedness permitted by Section 9.01(k);
(o)Liens in connection with transfers permitted under Section 9.09; and
(p)other Liens encumbering assets with a fair market value not to exceed $100,000 in the aggregate in any fiscal year.
provided, that, no Lien otherwise permitted under any of the foregoing (other than Section 9.02(a) and Section 9.02(o)) shall apply to any Material Intellectual Property.
9.03Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (iii) make any Acquisition or otherwise acquire any business or substantially all the property from, or capital stock of, or be a party to any acquisition of, any Person, except:
(a)Investments permitted under Section 9.05(e) and 9.05(f);
(b)the merger, amalgamation or consolidation of any Subsidiary Guarantor with or into Borrower or any other Obligor (it being understood that, to the extent such merger, amalgamation or consolidation involves Borrower, Borrower shall be the surviving entity);
(c)the sale, lease, transfer or other disposition by any Subsidiary Guarantor of any or all of its property (upon voluntary liquidation or otherwise) to Borrower or any other Obligor; and
(d)the sale, transfer or other disposition of the capital stock of any Subsidiary Guarantor to Borrower or any other Obligor;
(e)Permitted Acquisitions in an amount not exceeding $25,000,000 (as measured by total purchase price) in the aggregate entered into by Borrower and its Subsidiaries during the term of this Agreement; and
(f)the Obligors may enter into Permitted Commercialization Arrangements.
9.04Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than the business engaged in on the Closing Date by Borrower or any Subsidiary or a business reasonably related, incidental or complimentary thereto or reasonable extensions thereof.
9.05Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:
(a)Investments outstanding on the Closing Date and identified in Schedule 9.05;
(b)operating deposit accounts with banks;
(c)extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

(d)Permitted Cash Equivalent Investments;
(e)Investments by Borrower or Subsidiary Guarantors in Subsidiary Guarantors;
(f)Investments by Borrower or Subsidiary Guarantors in Foreign Subsidiaries consisting of (i) cash and equipment only in an aggregate amount at any time outstanding (net of any intercompany loan repayments and returns of invested capital) not to exceed on the date any such Investment is made $1,000,000 or (ii) the transfer of Intellectual Property pursuant to a comprehensive plan that is approved by Borrower’s Board and designed to increase the tax efficiency of Borrower and its Subsidiaries as a whole; provided, that, Majority Lenders shall have provided prior written consent thereto (Lenders agree to consider in good faith through negotiation with Borrower the advantages of such plan to Borrower and its shareholders compared to any potential loss in collateral value, priority of rights with respect to collateral or ability to enforce timely the Loan Documents for the Lenders and any related changes in creditworthiness of Borrower and the Subsidiary Guarantors, in each case, associated with any such transfer of Intellectual Property);
(g)Hedging Agreements entered into in the ordinary course of Borrower’s financial planning solely to hedge currency risks (and not for speculative purposes) and in an aggregate net exposure amount for all such Hedging Agreements not in excess of $100,000 (or the Equivalent Amount in other currencies);
(h)Investments consisting of security deposits with utilities, landlords and other like Persons made in the ordinary course of business;
(i)employee loans, travel advances and guarantees in accordance with Borrower’s usual and customary practices with respect thereto (if permitted by applicable law) which in the aggregate shall not exceed $200,000 outstanding at any time (or the Equivalent Amount in other currencies);
(j)Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;
(k)Investments as part of a Permitted Commercialization Arrangement; provided, that, the value of the cash and tangible property components of such Investment shall not exceed $1,000,000 in the aggregate at any time outstanding for all such Permitted Commercialization Arrangements taken together;
(l)Investments permitted under Section 9.03 (other than by reference to this Section 9.05 or any clause hereof);
(m)Investments acquired as a result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition, in an aggregate amount not to exceed $1,000,000 at any time outstanding (or such higher threshold as consented to by Majority Lenders, such consent not to be unreasonably withheld), subject to the other limits on Investments set forth in this Section 9.05; and
(n)Investments permitted by Borrower’s investment policy as in effect as of the date of this Agreement, with such changes thereto as shall be approved by Borrower’s Board with the consent to Majority Lenders, which consent shall not be unreasonably withheld.
9.06Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock;
(b)Borrower may purchase, redeem, retire, or otherwise acquire shares of its capital stock or other Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Equity Interests (other than Disqualified Equity Interests);
(c)Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan approved by Borrower’s Board in order to pay withholding taxes for which Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof);
(d)Borrower may make payments pursuant to employee stock plans in an aggregate amount not to exceed the sum of $1,000,000 during the term of this Agreement;
(e)any Subsidiary Guarantor may make a Restricted Payment to any other Obligor; and
(f)any Subsidiary that is not an Obligor may make a Restricted Payment to any Obligor or any other Subsidiary.
9.07Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (a) payments of the Obligations, (b) scheduled payments of other Indebtedness, (c) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(f) and (d) subject to any applicable terms of subordination, other Permitted Indebtedness.
9.08Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the Closing Date, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of Borrower.
9.09Sales of Assets, Etc. Unless the prepayment required under Section 3.03(b)(i) simultaneously is made, such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, or otherwise dispose of any of its Property (including accounts receivable and Equity Interests of Subsidiaries) to any Person in one transaction or series of transactions (any thereof, an “Asset Sale”), except for any of the following:
(a)transfers of cash for equivalent value and inventory in the ordinary course of its business;
(b)sales or leases of inventory in the ordinary course of its business on ordinary business terms;
(c)development and other collaborative arrangements where such arrangements provide for the licenses or disclosure of Patents, Trademarks, Copyrights or other Intellectual Property rights in the ordinary course of business and consistent with general market practices where such license requires periodic payments based on per unit sales of a product over a period of time; provided, that, such licenses must be true licenses as opposed to licenses that are sales transactions in substance and that such licenses do not interfere in any respect with the ordinary conduct of, or materially detract from the value of, the business or assets of the Obligors and their Subsidiaries;
(d)transfers of Property by any Obligor to any other Obligor;

(e)a sale, lease, exclusive license, transfer or other disposition of any Property that is obsolete or worn out or no longer used or useful in connection with the business of Borrower or its Subsidiaries and is not material to the value of the business or assets of Borrower and its Subsidiaries;
(f)placements of specialized equipment for manufacturing components of the Product where Borrower retains title to such equipment, provided, that, to the extent such placements of equipment exceed $1,000,000 in aggregate fair market value, equipment with a fair market value exceeding such amount shall be (i) located at venues over which Borrower has delivered to Administrative Agent a Landlord Consent or similar landlord access agreement and Administrative Agent, on behalf of Secured Parties, has a perfected priority lien on such equipment (subject only to Liens described in Section 9.02(e)) and (ii) for venues outside the United States, only where the foreign jurisdiction provides lenders with rights to collateral not materially different from the rights provided to lenders under the Uniform Commercial Code and relevant real estate law in the United States;
(g)dispositions consisting of the sale, transfer, assignment or other disposition of unpaid and overdue accounts receivable in connection with the collection, compromise or settlement thereof in the ordinary course of business and not as part of a financing transaction;
(h)dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds (determined on an after-tax basis) of such disposition are applied to the purchase price of such replacement property within 180 days;
(i)dispositions resulting from casualty events;
(j)so long as no Event of Default has occurred and is continuing, non-exclusive licenses of Borrower’s Intellectual Property to Foreign Subsidiaries that are terminable, at Majority Lenders’ request, upon the occurrence of an Event of Default unless such Foreign Subsidiaries become Subsidiary Guarantors hereunder;
(k)licenses for the use of the Intellectual Property of Borrower or its Subsidiaries (but not to any of Borrower’s Affiliates except for a Permitted Commercialization Arrangement Vehicle) that are approved by Borrower’s Board and which would not result in a legal transfer of title of the licensed property, used either (i) for clinical indications other than epilepsy (which may be exclusive or non-exclusive licenses), (ii) for clinical indications for epilepsy within the United States (which may be non-exclusive licenses only), or (iii) for clinical indications for epilepsy outside the United States to distributors only (which may be non-exclusive licenses, or licenses that are exclusive in scope or geography only); provided, that, in each case such licenses do not interfere in any respect with the ordinary conduct of, or materially detract from the value of, the business or assets of Borrower and its Subsidiaries;
(l)nonexclusive licenses of Intellectual Property granted in the ordinary course of business; provided, that, such licenses do not interfere in any respect with the ordinary conduct of, or materially detract from the value of, the business or assets of Borrower and its Subsidiaries;
(m)any transaction permitted under Section 9.03 or 9.05 (in each case, other than by reference to this Section 9.09); and
(n)the disposition of other Property (other than Intellectual Property); provided, that, (i) at least seventy five percent (75%) of the consideration paid in connection with each such disposition of other Property shall be cash proceeds paid contemporaneously with the consummation of such disposition and (ii) the aggregate net book value of all of the Property disposed of in reliance on this clause (m) in any fiscal year, taken together, shall not exceed $100,000.

9.10Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates; provided, that, the foregoing restriction shall not apply to the following:
(a)transactions between or among Obligors;
(b)any transaction permitted under Section 9.01, 9.05, 9.06 or 9.09 (in each case, other than by reference to this Section 9.10);
(c)customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of Borrower or any Subsidiary in the ordinary course of business;
(d)Borrower may issue Equity Interests (other than Disqualified Equity Interests) to Affiliates in exchange for cash, provided, that, the terms thereof are no less favorable (including the amount of cash received by Borrower) to Borrower than those that would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower;
(e)transactions consented to by Majority Lenders, which consent shall not be unreasonably withheld, which increase the tax efficiency of Borrower and its Subsidiaries as a whole that are undertaken between Borrower and its Subsidiaries in good faith based on advice of external legal counsel and that comply with arm’s length principles pursuant to Section 482 of the Code and regulations thereunder; and
(f)the transactions set forth on Schedule 9.10.
9.11Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (a) restrictions and conditions imposed by law or by this Agreement and (b) Restrictive Agreements listed on Schedule 7.15.
9.12Amendments to Material Agreements; Organizational Documents. Such Obligor will not, and will not permit any of its Subsidiaries to, (a) enter into any amendment to or modification of any Material Agreement which could reasonably be expected to be materially adverse to the Lenders or Administrative Agent or (b) terminate any Material Agreement (unless replaced with another agreement(s) that, viewed as a whole, is on the same or better terms for Borrower or such Subsidiary), without, in each case, the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed). Such Obligor will not, and will not permit any of its Subsidiaries to, enter into any amendment to or modification of its organizational documents in a manner that could reasonably be expected to be materially adverse to the interests, or rights or remedies, of Administrative Agent and the Lenders.
9.13Operating Leases. Such Obligor will not, and will not permit any of its Subsidiaries to, make any expenditures in respect of operating leases, except for:
(a)real estate operating leases;
(b)operating leases between Borrower and any of its wholly-owned Subsidiaries or between any of Borrower’s wholly-owned Subsidiaries; and
(c)operating leases that would not cause Borrower and its Subsidiaries, on a consolidated basis, to make payments exceeding $250,000 (or the Equivalent Amount in other currencies) in any fiscal year.

9.14Sales and Leasebacks. Except as disclosed on Schedule 9.14 or as permitted by Section 9.01(h) or Section 9.13, such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (a) which Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person and (b) which Borrower or such Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.
9.15Hazardous Material. Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except in compliance with all applicable Environmental Laws or where the failure to comply could not reasonably be expected to result in a Material Adverse Change.
9.16Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.
9.17Compliance with ERISA. Such Obligor will not, nor will it permit any of its Subsidiaries or any ERISA Affiliate to cause or suffer to exist (a) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate, have a Material Adverse Effect. Such Obligor will not, nor will it permit any of its Subsidiaries or any ERISA Affiliate to cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.
9.18Use of Proceeds. Such Obligor shall not, nor shall it permit its Subsidiaries to, use any part of the proceeds of the Loans, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.
9.19Ownership of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, such Obligor shall not, and shall not permit any of its Subsidiaries to (a) permit any Person (other than any Obligor or any wholly-owned Subsidiary) to own any Equity Interests of any Subsidiary, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) issue or have outstanding any shares of Disqualified Equity Interests or (c) permit any Person (other than Administrative Agent) to possess any Lien on the Equity Interests of such Obligor or any Subsidiary.
SECTION 10
FINANCIAL COVENANTS
Each Obligor covenants and agrees with Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and contingent indemnification obligations for which no claim has been made) have been paid in full indefeasibly in cash:
10.01Minimum Liquidity. The Obligors shall maintain at all times Liquidity in an amount which shall exceed (a) prior to the consummation of a Qualified IPO, $3,000,000, or (b) upon and at all times after the consummation of a Qualified IPO, $5,000,000.
10.02Minimum Revenue. Borrower and its Subsidiaries shall have annual consolidated Revenue from sales and usage of the Product (for each respective calendar year, the “Minimum Required Revenue”):

(a)during the twelve month period beginning on January 1, 2021, of at least $43,000,000;
(b)during the twelve month period beginning on January 1, 2022, of at least $50,000,000;
(c)during the twelve month period beginning on January 1, 2023, of at least $60,000,000;
(d)during the twelve month period beginning on January 1, 2024, of at least $70,000,000;
(e)during each twelve month period beginning on January 1 of a given year thereafter, of at least $70,000,000.
SECTION 11
EVENTS OF DEFAULT
11.01Events of Default. Each of the following events shall constitute an “Event of Default”:
(a)Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Obligor shall fail to pay any Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall: (i) prove to have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) prove to have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier;
(d)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 8.02, Section 8.03 (with respect to Borrower’s existence), Section 8.11, Section 8.12, Section 8.14, Section 9 or Section 10;
(e)any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of twenty five (25) or more days after the earlier of the date on which (i) a Responsible Officer of any Obligor obtains Knowledge of such failure and (ii) written notice of such failure shall have been given to Borrower by Administrative Agent or any Lender;
(f)Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness;
(g)any material breach of, or “event of default” or similar event by Borrower or any Subsidiary under, any Material Agreement shall occur, which would give the counterparty to such Material Agreement the right to terminate such Material Agreement pursuant to the terms thereof (after giving effect to any applicable grace or cure period and provided that such material breach, “event of default” or similar event is not being contested in good faith with reasonable basis by such Obligor), to the extent that (i) the Obligor has received written notice of (A) termination of such Material Agreement or (B) written notice of such material breach, “event of default”, or similar event and written notice of the counterparty’s intent to terminate such Material Agreement on the basis thereof and (ii) the counterparty to such Material Agreement has not waived such material breach, “event of default” or similar event;
(h)(i) any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur and such breach or “event of default” or similar event shall continue unremedied, uncured or unwaived after a period of five (5) Business Days after the expiration of any cure period thereunder, or (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that, this Section 11.01(h) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness and (y) the conversion of any Material Indebtedness into Equity Interests in accordance with its terms or the occurrence of any event that results in such Material Indebtedness becoming convertible into Equity Interests, so long as such Equity Interests are not Disqualified Equity Interests. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document (including, for the avoidance of doubt, the PPP Consent), solely for the purposes of this Section 11.01(h) and not for any other purposes hereunder or under any other Loan Document, the PPP Loan shall not constitute Material Indebtedness.
(i)any Obligor:
(i)becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement or deed of company arrangement between it and any class of its creditors;
(ii)commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so);
(iii)institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;
(iv)applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property; or
(v)takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(i) or (j), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(j)any petition is filed, application made or other proceeding instituted against or in respect of Borrower or any Subsidiary:
(i)seeking to adjudicate it an insolvent;
(ii)seeking a receiving order against it;
(iii)seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or
(iv)seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and, in the case of each of the foregoing, such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided, that, if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that, if Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
(k)any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in either of Section 11.01(i) or (j);
(l)one or more judgments or settlements for the payment of money in an aggregate amount in excess of $250,000 (or the Equivalent Amount in other currencies) (to the extent not fully covered (other than to the extent of customary deductibles not to exceed $250,000 in the aggregate) by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) shall be rendered against, or entered into by, any Obligor or any combination thereof and (i) the same shall remain undischarged for a period of forty five (45) consecutive days during which execution shall not be effectively stayed or (ii) any action shall be legally taken by a judgment or settlement creditor to attach or levy upon any assets of any Obligor to enforce any such judgment or settlement;
(m)an ERISA Event shall have occurred that, in the opinion of the Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of Borrower and its Subsidiaries in an aggregate amount exceeding (i) $250,000 in any year or (ii) $750,000 during the term of this Agreement;
(n)a Change of Control shall have occurred;
(o)a Material Adverse Change shall have occurred;
(p)(i) any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document or due to the failure of Administrative Agent to take any action within its control required by Administrative Agent to maintain perfection) not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens), (ii) except for expiration in accordance with its terms, any of the Security

Documents or any Guarantee of any of the Obligations (including that contained in Section 14) shall for whatever reason cease to be in full force and effect, or (iii) any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 14), or the enforceability thereof, shall be repudiated or contested by any Obligor; and
(q)any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing in the United States for more than forty five (45) consecutive calendar days (i) the Product or its commercially available successors, or (ii) any of their other material and commercially available products where the injunction on the sale or manufacture of such other material product could reasonably be expected to cause a Material Adverse Effect.
11.02Remedies.
(a)Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(i), Section 11.01(j) or Section 11.01(k)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (an “acceleration”), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations (other than Warrant Obligations) shall become due and payable immediately and the Obligors shall immediately pay all such Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.
(b)Upon the occurrence of any Event of Default described in Section 11.01(i), Section 11.01(j) or Section 11.01(k), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations (other than Warrant Obligations), shall automatically become due and payable immediately (an “acceleration” and, together with any acceleration defined in Section 11.02(a), each, an “Acceleration”) and the Obligors shall immediately pay all such Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.
(c)Acceleration Premium Calculation. The applicable “Acceleration Premium” shall be an amount calculated as follows:
(i)If the date of Acceleration occurs:
(A)on or prior to the fifth (5th) Payment Date, the Acceleration Premium shall be an amount equal to twenty percent (20%) of the aggregate outstanding principal amount of the Loans subject to the Acceleration;
(B)after the fifth (5th) Payment Date, and on or prior to the ninth (9th) Payment Date, the Acceleration Premium shall be an amount equal to ten percent (10%) of the aggregate outstanding principal amount of the Loans subject to the Acceleration; and
(C)after the ninth (9th) Payment Date, the Acceleration Premium shall be an amount equal to zero percent (0.00%) of the aggregate outstanding principal amount of the Loans subject to the Acceleration.

(ii)To determine the aggregate outstanding principal amount of the Loans subject to the Acceleration, and how many Payment Dates have occurred, as of any date of Acceleration, for purposes of this Section 11.02(c):
(A)if, as of such date of Acceleration, Borrower shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date; and
(B)if, as of such date of Acceleration, Borrower shall have made more than one Borrowing, then the Acceleration Premium shall equal the sum of multiple Acceleration Premiums calculated with respect to the Loans of each Borrowing, each of which Acceleration Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case that the amount of the Loans subject to Acceleration does not equal the full principal amount of Loans outstanding, the amount of such payment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made (i.e., first, to the outstanding principal amount of the Loans borrowed on the first Borrowing Date (and PIK Loans subsequently borrowed in respect of interest payments thereon), second, if any, to the outstanding principal amount of the Loans borrowed on the second Borrowing Date (and PIK Loans subsequently borrowed in respect of interest payments thereon) and third, if any, to the outstanding principal amount of the Loans borrowed on any subsequent Borrowing Dates (and PIK Loans subsequently borrowed in respect of interest payments thereon)).
(d)(i) For the avoidance of doubt, the Acceleration Premium and the Back-End Facility Fee that are payable upon Acceleration of the Loans shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date for any reason whether due to Acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), whether by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Acceleration Premium and their bargained-for Back-End Facility Fee as provided herein and in the Fee Letter). The Obligors and Lenders acknowledge and agree that any Acceleration Premium and the Back-End Facility Fee due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement, whether in a bankruptcy case or otherwise.
(ii)Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Acceleration Premium calculation and the Back-End Facility Fee with its advisors and acknowledges that the Acceleration Premium is a reasonable approximation of Lenders’ liquidated damages upon Acceleration and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that Lenders have entered into this Agreement in reliance upon the Acceleration Premium and the Back-End Facility Fee. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Acceleration Premium and the Back-End Facility Fee in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.
For the avoidance of doubt, in the event of any Acceleration, interest pursuant to Sections 3.02(a) and (b) shall accrue on all Obligations (other than Warrant Obligations), including the Back-End Facility Fee and any Acceleration Premium, from and after the date such Obligations are due and payable until paid in full.
SECTION 12
ADMINISTRATIVE AGENT
12.01Appointment and Duties.
(a)Appointment of Administrative Agent. Each Lender hereby irrevocably appoints CRG Servicing (together with any successor Administrative Agent pursuant to Section 12.09) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of their respective Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents, (iii) act as agent of such Lender for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Obligors on the Collateral to secure any of the Obligations (other than Warrant Obligations) and (iv) exercise such powers as are reasonably incidental thereto.
(b)Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(i), Section 11.01(j) or Section 11.01(k) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(i), Section 11.01(j) or Section 11.01(k) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) enter into any subordination agreement or intercreditor agreement with respect to Indebtedness of an Obligor, (viii) enter into non-disturbance agreements and similar agreements and (ix) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that, Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and Permitted Cash Equivalent Investments held by, such Lender, and may further authorize and direct any Lender to take further actions as collateral sub-

agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.
(c)Limited Duties. Under the Loan Documents, Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender hereby waives and agrees not to assert any claim against Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in the foregoing clauses (i) through (iii).
12.02Binding Effect. Each Lender agrees that (a) any action taken by Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (c) the exercise by Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, in each case, shall be authorized and binding upon all of the Secured Parties.
12.03Use of Discretion. (a) No Action without Instructions. Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).
(b)Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a), Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.
12.04Delegation of Rights and Duties. Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through or to any trustee, co-agent, sub-agent, employee, attorney-in-fact and any other Person (including any other Secured Party). Any such Person shall benefit from this Section 12 to the extent provided by Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
12.05Reliance and Liability. (a) Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any document and information and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)Neither Administrative Agent nor any of its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Obligor hereby waives and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, Administrative Agent:
(i)shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Majority Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);
(ii)shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;
(iii)makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and
(iv)shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);
and, for each of the items set forth in clauses (i) through (iv) above, each Lender and each Obligor hereby waives and agrees not to assert any right, claim or cause of action it might have against Administrative Agent based thereon.
12.06Administrative Agent Individually. Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting Administrative Agent and may receive separate fees and other payments therefor. To the extent Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.
12.07Lender Credit Decision. Each Lender acknowledges that it shall, independently and without reliance upon Administrative Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Obligor and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.
12.08Expenses; Indemnities. (a) Each Lender agrees to reimburse Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.
(b)Each Lender further agrees to indemnify Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any related document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that, no Lender shall be liable to Administrative Agent or any of its Related Persons to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Administrative Agent’s or such Related Person’s gross negligence or willful misconduct.
12.09Resignation of Administrative Agent. (a) Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If Administrative Agent delivers any such notice, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If, within thirty (30) days after the retiring Administrative Agent having given notice of resignation, no successor Administrative Agent has been appointed by the Majority Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders. Each appointment under this Section 12.09(a) shall be subject to the prior consent of Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.
(a)Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 12.03, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

12.10Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of Section 12.10(b)(ii), release or subordinate) the following:
(a)any Subsidiary of Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12; and
(b)any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 8.12 after giving effect to such Asset Sale have been granted, (ii) any property subject to a Lien described in Section 9.02(d) and (iii) all of the Collateral and all Obligors, upon (A) termination of the Commitments and (B) payment and satisfaction in full of all Loans and all other Obligations (other than Warrant Obligations).
Each Lender hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of reasonable advance notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 12.10.
12.11Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Section 12 and the decisions and actions of Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (b) each of Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.
SECTION 13
MISCELLANEOUS
13.01No Waiver. No failure on the part of Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

13.02Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by telecopy or electronic mail) delivered, if to Borrower, another Obligor, Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a notice to the other parties. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy or electronic mail shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).
13.03Expenses, Indemnification, Etc.
(a)Expenses. Borrower agrees to pay or reimburse (i) Administrative Agent and the Lenders for all of their reasonable and documented out-of-pocket costs and expenses (including the reasonable and documented fees and expenses of Moore & Van Allen PLLC, special counsel to Administrative Agent and the Lenders, and any sales, goods and services or other similar Taxes applicable thereto, and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans (exclusive of post-closing costs), (y) post-closing costs and (z) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated) and (ii) Administrative Agent and the Lenders for all of their documented out-of-pocket costs and expenses (including the fees and expenses of legal counsel) in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default; provided, however, that, Borrower shall not be required to pay or reimburse any amounts pursuant to Section 13.03(a)(i)(x) in excess of the Expense Cap; provided, further, that, notwithstanding any provision under this Agreement or other Loan Document to the contrary, Borrower and its Subsidiaries shall not be responsible for legal and filing costs, fees, expenses and other amounts with respect to actions taken in foreign jurisdictions in excess of $50,000 in respect of actions required under Section 8.12 for each foreign jurisdiction, or $100,000 in the aggregate for all foreign jurisdictions.
(b)Indemnification. Borrower hereby indemnifies Administrative Agent, each Lender, their respective Affiliates, and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind (including reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Loans, and any claim, investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to any of the foregoing, whether or not any Indemnified Party is a party to an actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, and whether or not such investigation, litigation or proceeding is brought by Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. No Obligor shall assert any claim against any Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party.” No Lender shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans; provided, that, the foregoing shall in no event limit any Borrower Party’s indemnification obligations under this clause (b) to the extent such consequential, indirect, special or punitive damages are included in any third-party claim in connection with which such Indemnified Party is otherwise entitled to indemnification hereunder. This Section 13.03(b) shall not apply with respect to Taxes other than any Taxes that represent Claims, Losses, damages, or similar items, in each case, arising from any non-Tax claim.
13.04Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and the Majority Lenders (or Administrative Agent on behalf of such Majority Lenders); provided, however, that:
(a)the consent of all of the Lenders shall be required to:
(i)amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans, reduce the fees payable hereunder, reduce interest rates or other amounts payable with respect to the Loans, extend any date fixed for payment of principal, interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans;
(ii)amend the provisions of Section 6;
(iii)amend, modify, discharge, terminate or waive any Security Document if the effect is to release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or
(iv)amend this Section 13.04; and
(b)no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, Administrative Agent (or otherwise modify any provision of Section 12 or the application thereof) unless in writing and signed by Administrative Agent in addition to any signature otherwise required.
Notwithstanding anything to the contrary herein, a Defaulting Lender shall not have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

13.05Successors and Assigns.
(a)General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lenders. Any of the Lenders may assign or otherwise transfer any of their rights or obligations hereunder or under any of the other Loan Documents to an assignee (i) in accordance with the provisions of Section 13.05(b), (ii) by way of participation in accordance with the provisions of Section 13.05(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.05(g). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section13.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any of the Lenders may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, to any Person) all or a portion of their rights and obligations under this Agreement (including all or a portion of the Commitment and the Loans at the time owing to it); provided, however, that, no such assignment shall be made to Borrower, an Affiliate of Borrower, or any employees or directors of Borrower at any time. Subject to the recording thereof by Administrative Agent pursuant to Section 13.05(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lenders under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of a Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 13.03. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.05(e).
(c)Amendments to Loan Documents. Each of Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 13.05.
(d)Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices located within the United States a register for the recordation of the name and address of any assignee of the Lenders and the Commitment and outstanding principal amount (and stated interest) of the Loans owing thereto (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the “Lender” hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, at any reasonable time and from time to time upon reasonable prior notice.
(e)Participations. Any of the Lenders may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to

it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with the Lenders in connection therewith.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to Section 13.05(f), Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.03 (subject to the requirements and limitations therein, including the requirements of Section 5.03(e) (it being understood that the documentation required under Section 5.03(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.05(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.04(a) as though it were the Lender.
(f)Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitment, loan, letter of credit or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letters of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(g)Certain Pledges. The Lenders may at any time pledge or assign a security interest in all or any portion of their respective rights under this Agreement and any other Loan Document to secure obligations of the Lenders, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release the Lenders from any of their obligations hereunder or substitute any such pledgee or assignee for the Lenders as a party hereto.
13.06Survival. The obligations of the Obligors under Section 5.01, Section 5.02, Section 5.03, Section 13.03, Section 13.05, Section 13.09, Section 13.10, Section 13.11, Section 13.12, Section 13.13, Section 13.14, Section 13.21 and Section 14 (solely to the extent guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitment and, in the case of the Lenders’ assignment of any interest in the Commitment or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty.
13.07Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
13.08Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
13.09Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided, that, Section 5-1401 of the New York General Obligations Law shall apply.
13.10Jurisdiction, Service of Process and Venue.
(a)Submission to Jurisdiction. Each Obligor agrees that any suit, action or proceeding with respect to this Agreement or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 13.10(a) is for the benefit of Administrative Agent and the Lenders only and, as a result, neither Administrative Agent nor any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.
(b)Alternative Process. Nothing herein shall in any way be deemed to limit the ability of Administrative Agent or the Lenders to serve any such process or summonses in any other manner permitted by applicable law.
(c)Waiver of Venue, Etc. Each Obligor irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such Obligor is or may be subject, by suit upon judgment.
13.11Waiver of Jury Trial. EACH OBLIGOR AND EACH LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.12Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its Property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.
13.13Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
13.14Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
13.15No Fiduciary Relationship. Each Obligor acknowledges that Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.
13.16Confidentiality. Administrative Agent and the Lenders agree to maintain the confidentiality of the Confidential Information (as defined in the Non-Disclosure Agreement) in accordance with the terms of that certain confidentiality agreement dated June 17, 2014 between Borrower and Capital Royalty L.P (the “Non-Disclosure Agreement”). Any new Lender that becomes party to this Agreement hereby agrees to be bound by the terms of the Non-Disclosure Agreement. The parties to this Agreement shall prepare a mutually agreeable press release announcing the completion of this transaction on the Closing Date.
13.17USA PATRIOT ACT. Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) or any Anti-Money Laundering Laws, they are required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act or other Anti-Money Laundering Laws.
13.18Maximum Rate of Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (in each case, the “Maximum Rate”). If the Lenders shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, and not to the payment of interest, or, if the excessive interest exceeds such unpaid principal, the amount exceeding the unpaid balance shall be refunded to the applicable Obligor. In determining whether the interest contracted for, charged, or received by the Lenders exceeds the Maximum Rate, the Lenders may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Indebtedness and other obligations of any Obligor hereunder, or (d) allocate interest between portions of such Indebtedness and other obligations under the

Loan Documents to the end that no such portion shall bear interest at a rate greater than that permitted by applicable Law.
13.19Redemption Price.
(a)For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and Back-End Facility Fee shall be due and payable whenever so stated in this Agreement (and the Fee Letter, as applicable), or by any applicable operation of law, regardless of the circumstances causing any related payment prior to the Stated Maturity Date (other than an Acceleration, in which case the Acceleration Premium instead shall be payable).
(b)The Obligors and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.
(c)Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium calculation with its advisors and acknowledges that the Prepayment Premium is a reasonable approximation of the Lenders’ liquidated damages upon repayment on any Redemption Date prior to the Stated Maturity Date and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that the Lenders have entered into this Agreement in reliance upon the Prepayment Premium. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Prepayment Premium in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.
13.20Certain Waivers.
(a)Real Property Security Waivers.
(i)Each Obligor acknowledges that all or any portion of the Obligations (other than Warrant Obligations) may now or hereafter be secured by a Lien or Liens upon real property evidenced by certain documents including deeds of trust and assignments of rents. The Secured Parties may, pursuant to the terms of said real property security documents and applicable law, foreclose under all or any portion of one or more of said Liens by means of judicial or nonjudicial sale or sales. Each Obligor agrees that the Secured Parties may exercise whatever rights and remedies they may have with respect to said real property security, all without affecting the liability of any Obligor under the Loan Documents, except to the extent the Secured Parties realize payment by such action or proceeding. No election to proceed in one form of action or against any party, or on any obligation shall constitute a waiver of any Secured Party’s rights to proceed in any other form of action or against any Obligor or any other Person, or diminish the liability of any Obligor, or affect the right of the Secured Parties to proceed against any Obligor for any deficiency, except to the extent the Secured Parties realize payment by such action, notwithstanding the effect of such action upon any Obligor’s rights of subrogation, reimbursement or indemnity, if any, against Obligor or any other Person.

(ii)To the extent permitted under applicable law, each Obligor hereby waives any rights and defenses that are or may become available to such Obligor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.
(iii)To the extent permitted under applicable law, each Obligor hereby waives all rights and defenses that such Obligor may have because the Obligations are or may be secured by real property. This means, among other things:
(A)the Secured Parties may collect from any Obligor without first foreclosing on any real or personal property collateral pledged by any other Obligor;
(B)If the Secured Parties foreclose on any real property collateral pledged by any Obligor:
(1)the amount of the Loans may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price;
(2)the Secured Parties may collect from each Obligor even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right that such Obligor may have to collect from any other Obligor; and
(3)to the extent permitted under applicable law, this is an unconditional and irrevocable waiver of any rights and defenses each Obligor may have because the Obligations are or may be secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.
(iv)To the extent permitted under applicable law, each Obligor waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Obligor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
(b)Waiver of Marshaling. Without limiting the foregoing in any way, each Obligor hereby irrevocably waives and releases, to the extent permitted by Law, any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Obligor, which right of marshaling might otherwise arise from any payments made or obligations performed.
13.21Original Issue Discount. For purposes of Sections 1272, 1273 and 1275 of the Code, each Loan is being issued with original issue discount; please contact Rebecca Kuhn, Chief Financial Officer, Vice President, Finance & Administration, 455 N Bernardo Avenue, Mountain View, CA 94043, telephone: (650) 237-2739 to obtain information regarding the issue price, the amount of original issue discount and the yield to maturity.
13.22Releases of Guarantees and Liens.
(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Lender agrees, and the Administrative Agent is hereby irrevocably authorized by each Lender and given a limited power of attorney by each Lender to perform the actions as described hereafter in this

Section 13.22 (without requirement of notice to or consent of any Lender except as expressly required by Section 13.04), to take any action reasonably requested by Borrower having the effect of releasing any Collateral or Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to by the Lenders or (ii) under the circumstances described in clause (b) below.
(b)At such time as the Loans and the other Obligations (other than the Warrant Obligations and inchoate indemnity obligations) under the Loan Documents shall have been indefeasibly paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Obligor under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
SECTION 14
GUARANTEE
14.01The Guarantee. The Subsidiary Guarantors hereby jointly and severally guarantee to the Secured Parties and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans and all fees and other amounts from time to time owing to the Secured Parties by Borrower under this Agreement or under any other Loan Document and by any other Obligor under any of the Loan Documents, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
14.02Obligations Unconditional; Subsidiary Guarantor Waivers. The obligations of the Subsidiary Guarantors under Section 14 are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 14.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above, and each Subsidiary Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:
(a)any change in the time, including the time for any performance or compliance with, place or manner of payment of, or in any other term of, the Guaranteed Obligations or any other obligation of any Obligor under any Loan Document, or any rescission, waiver, amendment or other modification of any Loan Document or any other agreement, including any increase in the Guaranteed Obligations resulting from any extension of additional credit or otherwise;
(b)any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c)the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(d)any taking, exchange, substitution, release, impairment or non-perfection of any Collateral, any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Guaranteed Obligations or any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected; and
(e)the failure of any other Person to execute or deliver this Agreement, any Loan Document or any other guaranty or agreement or the release or reduction of liability of any Obligor or other guarantor or surety with respect to the Guaranteed Obligations.
The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.
14.03Reinstatement. The obligations of the Subsidiary Guarantors under this Section 14.03 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
14.04Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that until the payment and satisfaction in full of all Guaranteed Obligations (other than Warrant Obligations) and the expiration and termination of the Commitments under this Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 14, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
14.05Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Secured Parties, the obligations of Borrower under this Agreement and under the other Loan Documents (other than any Warrant Obligations) may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 14 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 14.
14.06Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 14 constitutes an instrument for the payment of money, and consents and agrees that the Secured Parties, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.
14.07Continuing Guarantee. The guarantee in this Section 14 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.
14.08Rights of Contribution. The Subsidiary Guarantors hereby agree, as between themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Subsidiary Guarantor of any Guaranteed Obligations, each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Subsidiary Guarantor to any Excess Funding Guarantor under this Section 14.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Section 14 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.
For purposes of this Section 14.08, (a) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (b) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (c) “Pro Rata Share” means, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all properties of such Subsidiary Guarantor (excluding any shares of stock of any other Subsidiary Guarantor) exceeds the amount of all the debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder and any obligations of any other Subsidiary Guarantor that have been Guaranteed by such Subsidiary Guarantor) to (ii) the amount by which the aggregate fair saleable value of all properties of all of the Subsidiary Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of Borrower and the Subsidiary Guarantors hereunder and under the other Loan Documents) of all of the Subsidiary Guarantors, determined (A) with respect to any Subsidiary Guarantor that is a party hereto on the first Borrowing Date, as of such Borrowing Date, and (B) with respect to any other Subsidiary Guarantor, as of the date such Subsidiary Guarantor becomes a Subsidiary Guarantor hereunder.
14.09General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 14 would otherwise, taking into account the provisions of Section 14.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 14, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

NEUROPACE, INC.

By:	/s/ Rebecca Kuhn
Name:	Rebecca Kuhn
Title:	Chief Financial Officer, Vice President, Finance and Administration, and Assistant Security

Address for Notices:

NeuroPace, Inc. 455 N Bernardo Avenue Mountain View, CA 94043 Attn: Rebecca Kuhn, Chief Financial Officer and Vice President Tel.: 650.237.2739 Fax: 650.237.2701 Email: rkuhn@neuropace.com with a copy to:

NeuroPace, Inc. 455 N Bernardo Avenue Mountain View, CA 94043 Attn: Pamela Maher, General Counsel Tel.: 650.237.2743 Fax: 650.237.2701 Email: pmaher@neuropace.com

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By	/s/ Nathan Hukill
Nathan Hukill
Authorized Signatory

Address for Notices: 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: Portfolio Reporting Tel.: 713.209.7350 Fax: 713.209.7351 Email: notices@crglp.com

LENDERS:

CRG PARTNERS IV L.P.
By: CRG PARTNERS IV GP L.P., its general partner
By: CRG PARTNERS IV GP LLC, its general partner

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Sole Member

Address for Notices: 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: Portfolio Reporting Tel.: 713.209.7350 Fax: 713.209.7351 Email: notices@crglp.com

CRG PARTNERS IV – PARALLEL FUND “C” (CAYMAN) L.P.
By: CR GROUP L.P., its investment advisor

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

Address for Notices: 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: Portfolio Reporting Tel.: 713.209.7350 Fax: 713.209.7351 Email: notices@crglp.com

CRG PARTNERS IV – CAYMAN LEVERED L.P.
By: CRG PARTNERS IV (CAYMAN) GP L.P., its general partner
By: CRG PARTNERS IV GP LLC, Its general partner

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

Address for Notices: 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: Portfolio Reporting Tel.: 713.209.7350 Fax: 713.209.7351 Email: notices@crglp.com

VCOC LENDERS:

CRG PARTNERS IV L.P.
By: CRG PARTNERS IV GP L.P., its general partner
By: CRG PARTNERS IV GP LLC, its general partner

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Sole Member

Address for Notices: 1000 Main Street, Suite 2500 Houston, TX 77002 Attn: Portfolio Reporting Tel.: 713.209.7350 Fax: 713.209.7351 Email: notices@crglp.com

CRG PARTNERS IV – CAYMAN LEVERED L.P.
By: CRG PARTNERS IV (CAYMAN) GP L.P., its general partner
By: CRG PARTNERS IV GP LLC, its general partner

By:	/s/ Nathan Hukill
Name: Nathan Hukill
Title: Authorized Signatory

1000 Main Street, Suite 2500 Houston, TX 77002 Attn: Portfolio Reporting Tel.: 713.209.7350 Fax: 713.209.7351 Email: notices@crglp.com